UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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GENCO SHIPPING & TRADING LIMITED
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Genco Shipping & Trading Limited
299 Park Avenue, 12th Floor
New York, New York 10171
(646) 443-8550

April 23, 2018

Dear Shareholder:

You are cordially invited to attend the 2018 Annual Meeting of Shareholders, which will be held at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY at 10:00 a.m. on Tuesday, May 15, 2018.  Your Board of Directors looks forward to greeting those shareholders that are able to attend.  On the following pages you will find the formal Notice of Annual Meeting and Proxy Statement.

At the Annual Meeting, you will be asked to (i) elect nine Directors; (ii) approve a non-binding, advisory resolution regarding the compensation of our named executive officers; and (iii) ratify the appointment of Deloitte & Touche LLP as the company’s auditors for the fiscal year ending December 31, 2018. Your Board of Directors recommends that you vote your shares “FOR” proposals (i), (ii) and (iii).  These proposals are more fully described in the accompanying proxy statement.

Whether or not you expect to attend the Annual Meeting, it is important that your shares be represented.  Please vote your shares using the internet or a toll-free telephone number, or by requesting a printed copy of the proxy materials and completing and returning by mail the proxy card and you will receive in response to your request.  Instructions on using each of these voting methods are outlined in the proxy statement. Your cooperation will ensure that your shares are voted.

Thank you for your continued support.

Sincerely,

Arthur L. Regan
Interim Executive Chairman

Genco Shipping & Trading Limited
299 Park Avenue, 12th Floor
New York, New York 10171

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 15, 2018

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Genco Shipping & Trading Limited, a Marshall Islands corporation (“Genco”), will be held on May 15, 2018 at 10:00 a.m.(local time), at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY  for the following purposes:

1.	To elect the nine directors named in the proxy statement to the Board of Directors of Genco;

2.	To approve a non-binding, advisory resolution regarding the compensation of our named executive officers;

3.	To ratify the appointment of Deloitte & Touche LLP as the independent auditors of Genco for the fiscal year ending December 31, 2018; and

4.	To transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

Shareholders of record at the close of business on March 19, 2018 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. A list of such shareholders will be available at the Annual Meeting.

All shareholders are cordially invited to attend the Annual Meeting. If you do not expect to be present at the Annual Meeting, you are requested to fill in, date and sign the enclosed proxy and mail it promptly in the enclosed envelope to make sure that your shares are represented at the Annual Meeting.  Shareholders of record also have the option of voting by using a toll-free telephone number or via the Internet. Instructions for using these services are included on the proxy card. In the event you decide to attend the Annual Meeting in person, you may, if you desire, revoke your proxy and vote your shares in person in accordance with the procedures described in the accompanying proxy statement.

YOUR VOTE IS IMPORTANT

IF YOU ARE UNABLE TO BE PRESENT PERSONALLY, PLEASE VOTE BY TELEPHONE, INTERNET, OR BY MAIL.  PLEASE REFER TO THE ENCLOSED PROXY FOR INFORMATION ON HOW TO VOTE BY TELEPHONE OR INTERNET.  IF YOU CHOOSE TO VOTE BY MAIL, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors,

John C. Wobensmith
Chief Executive Officer and President
New York, New York
April 23, 2018

Genco Shipping & Trading Limited
299 Park Avenue, 12th Floor
New York, New York 10171
(646) 443-8550

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 15, 2018

This proxy statement is furnished to shareholders of Genco Shipping & Trading Limited (“Genco” or the “Company”) in connection with the solicitation of proxies, in the accompanying form, by the Board of Directors of Genco (the “Board”) for use in voting at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY, on May 15, 2018 at 10:00 a.m., and at any adjournment or postponement thereof.

This proxy statement, the accompanying form of proxy and the Notice of Internet Availability are first being mailed to shareholders on or about April 27, 2018.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Purpose of the Annual Meeting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Shareholders. Each proposal is described in more detail in this proxy statement.

Record Date and Outstanding Shares

The Board has fixed the close of business on March 19, 2018 as the record date (the “Record Date”) for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to vote at the Annual Meeting or any and all adjournments or postponements thereof.  As of March 19, 2018, Genco had issued and outstanding 34,532,004 shares of common stock. The common stock comprises all of Genco’s issued and outstanding voting stock.

Revocability and Voting of Proxies

Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by any of the following methods:

•	by writing a letter delivered to John C. Wobensmith, Secretary of Genco, stating that the proxy is revoked;
•	by submitting another proxy with a later date; or
•	by attending the Annual Meeting and voting in person.

Please note, however, that if a shareholder’s shares are held of record by a broker, bank or other nominee and that shareholder wishes to vote at the Annual Meeting, the shareholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming that shareholder’s beneficial ownership of the shares.

All shares represented by valid proxies received and not revoked before they are exercised will be voted in the manner specified in the proxy.

If you are a shareholder of record and you properly sign, date and return a proxy card, but do not indicate how you wish to vote with respect to a particular nominee or proposal, then your shares will be voted “FOR” the election of such nominee and “FOR” the approval of each proposal.  If you indicate a choice with respect to any matter to be acted upon when voting via the Internet (or by telephone or on your returned proxy card) and you do not validly revoke it, your shares will be voted in accordance with your instructions. If you do not vote via the Internet or by telephone, or sign, date and return a proxy card, you must attend the annual meeting in person in order to vote.

If you hold your shares through an account with a bank or broker, your shares may be voted by the bank or broker if you do not provide specific voting instructions. Banks and brokers have the authority under New York Stock Exchange (“NYSE”) rules to vote shares for which their customers do not provide voting instructions on routine matters. The proposal to ratify the appointment of our independent auditors is a routine matter that is considered a “discretionary” item under NYSE rules. This means that banks and brokers may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least ten days before the date of the annual meeting.

The proposals to elect directors and to approve a non-binding, advisory resolution regarding the compensation of our named executive officers are non-routine matters for which brokers do not have discretionary voting power and for which specific instructions from beneficial owners are required. As a result, brokers are not allowed to vote on either of these proposals on behalf of beneficial owners if such owners do not return specific voting instructions.

Voting at the Annual Meeting

Each share of common stock outstanding on the Record Date will be entitled to one vote on each matter submitted to a vote of the shareholders, including the election of directors. Cumulative voting by shareholders is not permitted.

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the shareholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

	Proposal	Vote Required	Effect of Abstentions	Effect of Broker “Non-Votes”

1.	Election of Directors	Plurality of votes cast	No effect	No effect

2.	Advisory Vote on Executive Compensation	Affirmative vote of a majority of the common shares represented and entitled to vote	Same effect as a vote “against”	No effect

3.	Ratification of Appointment of Independent Auditors	Affirmative vote of a majority of the common shares represented and entitled to vote	Same effect as a vote “against”	No effect

For directions to be able to attend the meeting and vote in person, please contact us by sending an e-mail to finance@gencoshipping.com.

Solicitation

We will pay the costs relating to this proxy statement, the proxy and the Annual Meeting.   We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to beneficial owners.  Directors, officers and regular employees may also solicit proxies. They will not receive any additional pay for the solicitation.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to Be Held May 15, 2018.

Our Proxy Statement and Annual Report to Shareholders are
available at www.proxyvote.com.

Your vote is important. Thank you for voting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Under Genco’s Certificate of Incorporation, as amended, all members of the Board of Directors currently have terms expiring at the 2018 Annual Meeting.  The Board of Directors has nominated directors currently serving on the Board of Directors, Arthur L. Regan, James G. Dolphin, Kathleen C. Haines, Daniel Y. Han, Kevin Mahony, Christoph Majeske, Basil G. Mavroleon, Jason Scheir and Bao D. Truong, for re-election to serve as directors of the Company for a one-year term until the 2019 Annual Meeting of Shareholders of the Company and until their successors are elected and qualified or until their earlier resignation or removal.  Although management has no reason to believe that the nominees will not be available as candidates, should such a situation arise, proxies may be voted for the election of such other persons as the holders of the proxies may, in their discretion, determine.

Directors are elected by a plurality of the votes cast at the Annual Meeting, either in person or by proxy. Votes that are withheld will be excluded entirely from the vote and will have no effect.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION (ITEM 1 ON THE ENCLOSED PROXY CARD) OF THE NOMINEES AS  DIRECTORS.

Nominee Information

The following table sets forth information regarding the nominees for election or re-election as directors:

Name	Age	Position

Arthur L. Regan	54	Director
James G. Dolphin	50	Director
Kathleen C. Haines	63	Director
Daniel Y. Han	39	Director
Kevin Mahony	30	Director
Christoph Majeske	38	Director
Basil G. Mavroleon	69	Director
Jason Scheir	37	Director
Bao D. Truong	43	Director

Arthur L. Regan has served as a director of Genco since February 17, 2016 and was named Interim Executive Chairman of the Board on October 13, 2016.  Mr. Regan is currently an Operating Partner with Apollo Investment Consulting LLC. Since 2010, Mr. Regan has been the President, Chief Executive Officer and a Director of Principal Maritime Management, LLC, a wholly owned portfolio company of Apollo Global Management, LLC (“Apollo”), which has directly managed and advised Apollo on investments across the shipping industry.  Affiliates of Apollo beneficially own a significant percentage of the Company’s common stock.  From 2010 to 2015, Mr. Regan was President, Chief Executive Officer, and a Director of Veritable Maritime Holdings LLC, an international shipowning entity funded principally by affiliates of Apollo.  Mr. Regan has more than 30 years of experience in the shipping industry in executive roles, including as President and Chief Executive Officer of Arlington Tankers Ltd. from 2004 to 2008, which was listed on the New York Stock Exchange. Mr. Regan is a graduate of the State University of New York Maritime College at Fort Schuyler with a Bachelor of Science degree in Marine Transportation and Management. Mr. Regan began his shipping career sailing as an officer on merchant tankers and dry bulk vessels for over ten years, completing his sea service as Master Mariner. He is currently a Member of the North American Panel Committee of the Classification Society DNV-GL.  As a result of these and other professional experiences, Genco believes Mr. Regan possesses knowledge and experience regarding general business, finance, and the shipping industry that strengthen the Board’s collective qualifications, skills and experience.  Mr. Regan was recommended to serve on the Board by Apollo.

Daniel Y. Han has served as a Managing Director and Co-Head of the North American investment team of Strategic Value Partners LLC (“SVP”), which he joined in 2014.  From 2002 to 2014, Mr. Han was with Wellspring Capital Management, most recently as a Principal and a member of Wellspring’s Investment Committee.  From 2000 to 2002, Mr. Han was an Investment Banking Analyst in the Mergers and Acquisitions Group at J.P. Morgan.  Mr. Han received a bachelor of science degree from the University of Virginia McIntire School of Commerce with a concentration in Finance in 2000.  Mr. Han is on the Board of Directors of SH-130 Holdings, LLC, and OHB Holdings LLC (Orleans Homebuilders), and was formerly on the Board of Directors at Aromair Fine Fragrance Company Inc. (formerly the US division of Jeyes), Dave & Buster’s, Inc., GSE Holdings, Inc. (GSE Environmental), JW Aluminum, Inc., Resco Products Inc., and Patriot Container Corp. (Wastequip). As a result of these and other professional experiences, the Company believes Mr. Han possesses knowledge and experience regarding general business and finance that strengthen the Board’s collective qualifications, skills and experience.  Furthermore, given Mr. Han’s relationship with SVP, Genco believes he provides the Board with the perspective of a significant shareholder.  Mr. Han was recommended to serve on the Board by SVP in connection with the resignation of John Brantl from the Board, which was effective on April 5, 2018.

James G. Dolphin has served as a director of Genco since July 21, 2014. Mr. Dolphin has served as the Managing Director and President of AMA Capital Partners, LLC, since 2001. AMA is a leading shipping and offshore merchant bank and advisor. Prior to joining AMA, Mr. Dolphin served as a Principal of Booz Allen Hamilton, serving as the leader of their commercial freight management consultancy practice. Mr. Dolphin also served as a Transportation Executive with First National Bank of Maryland. Mr. Dolphin served as a member of the Board of Directors of Remedial Cayman Limited from 2010 to 2014. Mr. Dolphin received his B.A. in Economics and Managerial Studies from Rice University. As a result of these and other professional experiences, Genco believes Mr. Dolphin possesses knowledge and experience regarding the shipping industry, ship finance, and general business matters that strengthen the Board’s collective qualifications, skills and experience.

Kathleen C. Haines has served as Chief Financial Officer and Treasurer of Heidmar Inc. (“Heidmar”), a privately held company which commercially manages a fleet of oil tankers, since September 2012. She is also a member of the Executive Committee of Heidmar, which is responsible for strategy of the Company as well as marketing efforts.  Prior to joining Heidmar in 2012, Ms. Haines was the Principal of Holbridge Capital Advisors, a financial consulting firm specializing in the maritime industry.  During 2010 she served as the Chief Financial Officer of Asia Pacific Carriers, based in Hong Kong.  From May 2007 to May 2008, she was the Chief Executive Officer of the transition company created following the sale of OMI Corporation, a U.S.-based NYSE-listed international shipping company.  Ms. Haines served as the Chief Financial Officer of OMI Corporation from 1998 until its sale.  Ms. Haines was a board member of OSG America LLC from 2007 until it was reacquired by its parent company in 2009 and served as Chairman of the Audit Committee and a member of the Conflicts Committee.  She currently serves on the Board of Trustees of the Seamen’s Church Institute as Audit Chair and a Member of the Executive Committee and is a member of the Finance and Endowment Committee as well as the Strategic Planning and Governance/Nominating Committees.  She is active in numerous professional associations, including the American Institute of Certified Public Accountants, and is the Treasurer and a founding board member of the U.S. affiliate of Women’s International Shipping and Trading Association.  Ms. Haines also served on the Board of the New York Maritime Association.  Ms. Haines holds a Bachelor of Arts degree in Accounting from Texas Tech University and is a controllership graduate from the University of Wisconsin, School of Bank Administration.  As a result of these and other professional experiences, Genco believes Ms. Haines possesses knowledge and experience regarding the shipping industry, finance, and general business matters that strengthen the Board’s collective qualifications, skills and experience.

Kevin Mahony has served as a director of Genco since September 16, 2015. Mr. Mahony is a Principal at Centerbridge Partners, L.P. (“Centerbridge”), which he joined in July 2014. Prior to joining Centerbridge, Mr. Mahony was an Associate at Oaktree Capital Management in its Global Principal Group from 2012 to 2014 and an investment banking Analyst at Lazard in its Restructuring Group from 2010 to 2012. Mr. Mahony graduated with distinction from the University of Virginia with a B.S. in Commerce with concentrations in finance, management and a track in entrepreneurship and a B.A. in Art History. Mr. Mahony serves on the Board of Directors of Linn Energy, Inc.  As a result of these and other professional experiences, Genco believes Mr. Mahony possesses knowledge and experience regarding general business and finance that strengthen the Board’s collective qualifications, skills and experience. Furthermore, given Mr. Mahony’s relationship with Centerbridge, Genco believes he provides the Board with the perspective of a significant stockholder. Mr. Mahony was recommended to serve on the Board by Centerbridge.

Christoph Majeske has served as a director of Genco since January 4, 2017.  Mr. Majeske is a Director of SVP, which he joined in 2015.  Mr. Majeske is a member of the North American investment team with a focus on energy, transportation and industrials.  He also serves on the Board of Directors of SilverBow Resources, Inc. and White Energy.  He was formerly on the Board of Directors of GSE Environmental.  From 2006 to 2015, Mr. Majeske was a Vice President and Operating Executive of Cerberus Capital Management.  At Cerberus, Mr. Majeske executed private equity transactions and held various interim executive roles at portfolio companies, including Chief Financial Officer and Chief Restructuring Officer, in both North America and Europe across a range of industries.  From 2000 to 2006, Mr. Majeske was a member of the M&A Advisory team at PricewaterhouseCoopers.  He received a Bachelor of Business Administration in Finance, Accounting and Economics with High Distinction from the University of Michigan. As a result of these and other professional experiences, the Company believes Mr. Majeske possesses knowledge and experience regarding general business and finance that strengthen the Board’s collective qualifications, skills and experience.  Furthermore, given Mr. Majeske’s relationship with SVP, Genco believes he provides the Board with the perspective of a significant shareholder.  Mr. Majeske was recommended to serve on the Board by SVP.

Basil G. Mavroleon has served as a director of Genco since July 17, 2015. Mr. Mavroleon served as a director of Baltic Trading from March 15, 2010 until Baltic Trading’s merger with our Company on July 17, 2015.  Mr. Mavroleon also served as a director of our Company from July 27, 2005 to July 9, 2014.  Mr. Mavroleon has been employed in the shipping industry for the last 42 years. Since 1970, Mr. Mavroleon has worked at Charles R. Weber Company, Inc., one of the oldest and largest tanker brokerages and marine consultants in the United States.  Mr. Mavroleon was Managing Director of Charles R. Weber Company, Inc. for twenty-five years and held the position of Manager of the Projects Group thereafter for five years from January 2009 until April 2013.  Mr. Mavroleon also serves as Managing Director of WeberSeas (Hellas) S.A., a comprehensive sale and purchase, newbuilding, marine projects and ship finance brokerage based in Piraeus, Greece.  Since its inception in 2003 through its liquidation in December 2005, Mr. Mavroleon served as Chairman of Azimuth Fund Management (Jersey) Limited, a hedge fund that dealt with tanker freight forward agreements and derivatives.  Mr. Mavroleon is a member of the Baltic Exchange, is on the board of the Associate Membership Committee of Intertanko, a member of the Association of Ship Brokers and Agents, is on the advisory board of NAMMA (North American Maritime Ministry Association), is a director emeritus of NAMEPA (North American Marine Environmental Protection Association), and is Chairman of the New York World Scale Committee.  Mr. Mavroleon is a member of the Hellenic Chamber of Commerce, the Connecticut Maritime Association, NYMAR (New York Maritime Inc.), the Maritime Foundation Knowledge Center, honorary director of the Connecticut Maritime Association Education Foundation (CAMEF), and serves on the board of trustees of the Maritime Aquarium, Norwalk, CT.  Mr. Mavroleon was educated at Windham College, Putney, VT. As a result of these and other professional experiences, we believe Mr. Mavroleon possesses knowledge and experience regarding the shipping industry, ship finance, and general business matters that strengthen the Board’s collective qualifications, skills and experience.

Jason Scheir has served as a director of Genco since December 19, 2016.  Mr. Scheir is a Managing Director at Apollo.  He joined Apollo in 2008.  Mr. Scheir serves on the board of directors of Classic Party Rentals and has previously served as a director of MSEA Tankers, Northstar Services, Panolam Industries International, and Prime Marine.  Prior to joining Apollo, Mr. Scheir worked at Tailwind Capital, a middle market private equity firm. Prior to joining Tailwind, Mr. Scheir was a member of the Restructuring Group and Mergers & Acquisitions Group at Rothschild Inc. Mr. Scheir graduated magna cum laude from Cornell University with a BS in Applied Economics and received his MBA with honors from the University of Pennsylvania's Wharton School.  As a result of these and other professional experiences, the Company believes Mr. Scheir possesses knowledge and experience regarding general business and finance that strengthen the Board’s collective qualifications, skills and experience.  Furthermore, given Mr. Scheir’s relationship with Apollo, Genco believes he provides the Board with the perspective of a significant stockholder.  Mr. Scheir was recommended to serve on the Board by Apollo.

Bao D. Truong has served as a director of Genco since July 21, 2014. Mr. Truong is a Senior Managing Director at Centerbridge, which he joined in 2010. Prior to joining Centerbridge, Mr. Truong was a Managing Director and Partner in the credit business of Fortress Investment Group LLC. While at Fortress from 2004 to 2010, Mr. Truong was engaged principally in public market investments across the corporate capital structure, with a focus on distressed and special situations. Prior to his time at Fortress, Mr. Truong was a member of the distressed/high-yield research and trading business of Lehman Brothers Inc. Mr. Truong graduated magna cum laude from the University of Pennsylvania, where he was a Benjamin Franklin Scholar, with degrees in Finance (Wharton) and Computer Science & Engineering. He received his M.B.A. from Harvard Business School. Mr. Truong serves on the Board of Directors of Alinta Holdings. As a result of these and other professional experiences, Genco believes Mr. Truong possesses knowledge and experience regarding general business and finance that strengthen the Genco Board’s collective qualifications, skills and experience.  Furthermore, given Mr. Truong’s relationship with Centerbridge, Genco believes he provides the Board with the perspective of a significant stockholder.  Mr. Truong was recommended to serve on the Board by Centerbridge.

Corporate Governance

Governance Materials - All of the Company’s corporate governance materials, including the committee charters of the Board and the Company’s Corporate Governance Guidelines, are published in the Governance section of the Company’s website under “Investor Relations” at www.gencoshipping.com.  These materials are also available in print to any shareholder upon request. The Board regularly reviews corporate governance developments and modifies its committee charters as warranted.  Any modifications are reflected on the Company’s website.

Copies of the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee Charters are attached hereto as Appendices A, B, and C, respectively.

Director Independence—It is the Genco Board’s objective that a majority of the Genco Board consists of independent directors. For a director to be considered independent, the Genco Board must determine that the director does not have any material relationship with Genco. The Genco Board follows the criteria set forth in applicable NYSE listing standards to determine director independence. The Genco Board will consider all relevant facts and circumstances in making an independence determination.

All members of the Genco Audit, Compensation, and Nominating and Corporate Governance Committees must be independent directors as defined by applicable NYSE listing standards. Members of the Genco Audit Committee must also satisfy a separate SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from Genco or any of its subsidiaries other than their director compensation.

The independent directors of Genco are James G. Dolphin, Kathleen C. Haines, Daniel Y. Han, Christoph Majeske, Basil G. Mavroleon and Jason Scheir.  In determining that Mr. Mavroleon is independent, the Board considered that Mr. Mavroleon is an independent contractor of WeberSeas (Hellas) S.A. (“WeberSeas”), which has acted as a broker introducing potential buyers to Genco in connection with sales of certain of Genco’s vessels.  The Board deemed Mr. Mavroleon's relationship with WeberSeas not to be material, as Mr. Mavroleon did not receive any payment or other economic benefit from the any vessel sales and recused himself from participating in such vessel sales.  In determining that Messrs. Han, Majeske, and Scheir are independent, the Board considered that such individuals are employed by large shareholders whose affiliated entities made substantial investments in Genco during 2016.  The Board deemed these relationships not to be material, as none of these individuals are employed by or function as an executive officer of any such entity that invested in Genco, and the ownership of even a significant amount of stock would not, by itself, preclude an independence finding, as the concern is independence from management.  The Board has determined that each of the members of the Audit, the Compensation and the Nominating and Corporate Governance Committees, respectively, are independent as defined in the applicable NYSE listing standards.

Code of Ethics—All directors, officers, employees and agents of Genco must act ethically at all times and in accordance with the policies comprising Genco’s code of ethics set forth in the its Code of Ethics. Under Genco’s Code of Ethics, the Genco Board will only grant waivers for a director or an executive officer in limited circumstances and where circumstances would support a waiver. Such waivers may only be made by the Audit Committee.

Genco’s Code of Ethics is available on Genco’s website at www.gencoshipping.com and is available in print to any shareholder upon request. Genco intends to provide any disclosures regarding the amendment or waiver of its Code of Ethics on its website.

Communicating Concerns to Directors—Shareholders or other interested parties may communicate directly with any individual director, with the Genco Board as a group, with the Chairman or other presiding director for the non-management directors, or with non-management directors as a group pursuant to Section 303A.03 of the NYSE’s Listed Company Manual. All of Genco’s directors other than Mr. Regan are currently non-management directors. All communications should be in writing and should be addressed to the intended recipient(s), c/o John C. Wobensmith, Secretary, 299 Park Avenue, 12th Floor, New York, New York 10171. Once the communication is received by the Secretary, the Secretary reviews the communication. Communications that comprise advertisements, solicitations for business, requests for employment, requests for contributions or other inappropriate material will not be forwarded to Genco’s directors. Other communications are promptly forwarded to the addressee.

Board Meetings and Committees

During fiscal year 2017, there were nine meetings of the Genco Board of Directors. A quorum of Directors was present, either in person or telephonically, for all of the meetings. Actions were also taken during the year by unanimous written consent of Genco’s directors. All directors attended at least 75% of the aggregate of the total number of meetings of the Genco Board of Directors and the total number of meetings of all Committees of the Genco Board of Directors on which they served. Genco encourages all directors to attend each annual meeting of shareholders.

Genco’s Audit Committee was comprised of Eugene Davis, James G. Dolphin and Basil G. Mavroleon during fiscal year 2017 until the resignation of Mr. Davis and appointment of Kathleen C. Haines to the Audit Committee on May 17, 2017.  Ms. Haines is a financial expert as defined under Item 401(h)(2) of Regulation S-K.  All of these individuals qualify (or qualified) as independent directors under the listing requirements of the NYSE and are financially literate. Through its written charter, Genco’s Audit Committee has been delegated the responsibility of reviewing with the independent auditors the plans and results of the audit engagement, reviewing the adequacy, scope and results of the internal accounting controls and procedures, reviewing the degree of independence of the auditors, reviewing the auditor’s fees and recommending the engagement of the auditors to the full Board. During fiscal year 2017, Genco’s Audit Committee held nine meetings.

Genco’s Compensation Committee was comprised of John Brantl and Eugene Davis during fiscal year 2017 until the resignation of Mr. Brantl on April 21, 2017.  Mr. Brantl resigned from the Compensation Committee on April 21, 2017, and Christoph Majeske was appointed to replace him.  Basil G. Mavroleon was also appointed to the Compensation Committee on April 21, 2017.  Kathleen C. Haines was appointed to the Compensation Committee on May 17, 2017 upon the resignation of Mr. Davis.  All of these individuals qualify (or qualified) as independent directors under the listing requirements of the NYSE, and none of them is (or was) an employee of Genco.  Through its written charter, Genco’s Compensation Committee administers Genco’s equity incentive plans and other corporate benefits programs. Genco’s Compensation Committee also considers from time to time matters of compensation philosophy and competitive status, and also reviews, approves, or recommends executive officer bonuses, equity grants and other compensation. Genco’s Compensation Committee generally does not delegate its authority, although Genco’s officers are responsible for the day-to-day administration of Genco’s 2015 Equity Incentive Plan. Genco’s Compensation Committee’s primary processes for establishing and overseeing executive compensation can be found under “Compensation Discussion and Analysis” below. Directors’ compensation is established by the Genco Board of Directors upon the recommendation of Genco’s Compensation Committee. During fiscal year 2017, Genco’s Compensation Committee held five meetings.

Genco’s Nominating and Corporate Governance Committee was comprised of James G. Dolphin and Basil G. Mavroleon during fiscal year 2017 until when Christoph Majeske was appointed as an additional member of  the Nominating and Corporate Governance Committee.  All of these individuals qualify as independent directors under the listing requirements of the NYSE, and none of them is an employee of Genco. Through its written charter, the Nominating and Corporate Governance Committee assists the Board in identifying qualified individuals to become Board members, in determining the composition of the Board and its committees, in monitoring a process to assess Board effectiveness and in developing and implementing Genco’s corporate governance guidelines. When a vacancy exists on the Board, or when the Board determines to add an additional director, the Nominating and Corporate Governance Committee seeks out appropriate candidates from various sources, which may include directors, officers, employees and others. The Committee may use consultants and search firms who may be paid fees for their assistance in identifying and evaluating candidates, but has not done so to date. The Committee does not have a set of minimum, specific qualifications that must be met by a candidate for director and will review the candidate’s background, experience and abilities, and the contributions the candidate can be expected to make to the collective functioning of the Board and the needs of the Board at the time. The Committee considers candidates based on materials provided, and will consider whether an interview is appropriate. The Committee will consider shareholder recommendations of director candidates, which should be sent to the attention of the corporate secretary at Genco headquarters, on the same basis. During fiscal year 2017, the Nominating and Corporate Governance Committee held one meeting.

As noted above, the Nominating and Corporate Governance Committee considers many factors when determining the eligibility of candidates for nomination to the Board. The Committee does not have a diversity policy; however, in the event of a vacancy, the Committee’s goal is to nominate candidates from a broad range of experiences and backgrounds who can contribute to the Board’s overall effectiveness in meeting its mission.

Executive Sessions

Under the Corporate Governance Guidelines that Genco adopted to assure free and open discussion and communication among the non-management directors, the non-management directors will seek to meet at least annually and may meet as the non-management directors deem appropriate. In addition, if there are any non-management directors who are not independent directors, the independent directors shall meet in executive session at least once each year. The presiding director at any executive session with the non-management or independent directors will be the Chairman if the Chairman is present and is a non-management or independent director (as applicable) and will otherwise be selected by a majority of the non-management or independent directors (as applicable) present at the meeting. All of Genco’s directors other than Mr. Regan are currently non-management directors, and one executive session of independent directors was held in fiscal year 2017.

Board Leadership Structure

As noted above, Genco’s Board is currently comprised of six independent and three non-independent directors. Genco recognizes that different Board leadership structures may be appropriate for Genco during different periods of time and under different circumstances. Genco believes that its current Board leadership structure is suitable for Genco because it allows Genco to consider a broad range of opinions in the course of its Board deliberations, including those with knowledge of Genco’s day-to-day operations and business strategy, as well as those with an experienced independent viewpoint.

Genco’s Board does not have a policy on whether or not the roles of Chief Executive Officer and Chairman of the Board should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee Directors or be an employee. Genco’s Board believes that it should have the flexibility to make a determination from time to time in a manner that is in the best interests of Genco and its shareholders at the time of such determination.

Genco’s Board has placed the responsibilities of Chairman with Mr. Regan as Interim Executive Chairman. Given Mr. Regan’s knowledge and experience regarding general business, finance, and the shipping industry, Genco believes his service as Chairman provides significant value to Genco and its shareholders. In addition, Genco’s Chairman contributes to developing Genco’s strategy in conjunction with the Chief Executive Officer; facilitating communication among the directors; organizing the meeting schedules and agendas of the Board; and presiding at Board and shareholder meetings.

Genco’s Corporate Governance Guidelines provide the flexibility for Genco’s Board to modify or continue Genco’s leadership structure in the future, as it deems appropriate.

Risk Oversight

Genco’s Board believes that oversight of Genco’s risk management efforts is the responsibility of the entire Board. It views risk management as an integral part of Genco’s strategic planning process. The subject of risk management is regularly discussed at Board meetings with Genco’s Chief Executive Officer and Chief Financial Officer. Additionally, the charters of certain of the Board’s committees assign oversight responsibility for particular areas of risk. For example, Genco’s Audit Committee oversees management of risks related to accounting, auditing and financial reporting and maintaining effective internal controls for financial reporting. Genco’s Nominating and Corporate Governance Committee oversees risk associated with Genco’s Corporate Governance Guidelines and Code of Ethics, including compliance with listing standards for independent directors, committee assignments and conflicts of interest. Genco’s Compensation Committee oversees the risk related to Genco’s executive compensation plans and arrangements.

MANAGEMENT

Executive Officers

The following tables set forth certain information with respect to the executive officers of Genco (other than Arthur L. Regan, for whom information is set forth above under the heading “Board of Directors”):

Name	Age	Position
John C. Wobensmith	48	Chief Executive Officer, President, and Secretary
Apostolos Zafolias	39	Chief Financial Officer and Executive Vice President, Finance
Joseph Adamo	55	Chief Accounting Officer, Treasurer, and Controller

John C. Wobensmith has served as our Chief Executive Officer since March 23, 2017 and our President since December 19, 2014.  From April 2005 until his appointment as President, he served as our Chief Financial Officer and Principal Accounting Officer.  From 2010 until Baltic Trading’s merger with our Company on July 17, 2015, Mr. Wobensmith served as President, Chief Financial Officer, Principal Accounting Officer, Secretary and Treasurer of Baltic Trading.  He was given the additional title of Chief Executive Officer of Genco on March 23, 2017.    He also served as a director of Ultrapetrol (Bahamas) Limited, a marine transportation company, from  2016 to 2017.  Mr. Wobensmith has over 20 years of experience in the shipping industry.  Before becoming our Chief Financial Officer, Mr. Wobensmith served as a Senior Vice President with American Marine Advisors, Inc., an investment bank focused on the shipping industry. While at American Marine Advisors, Inc., Mr. Wobensmith was involved in mergers and acquisitions, equity fund management, debt placement and equity placement in the shipping industry. From 1993 through 2000, he worked in the international maritime lending group of The First National Bank of Maryland, serving as a Vice President from 1998. Mr. Wobensmith has a bachelors degree in economics from St. Mary’s College of Maryland.  He also was appointed by the Governor of Maryland and currently serves on the Board of Trustees and as Treasurer of the Board at St. Mary’s College of Maryland.  Mr. Wobensmith holds the Chartered Financial Analyst designation.

Apostolos Zafolias has served as Genco’s Chief Financial Officer since December 19, 2014. Mr. Zafolias has been employed with Genco since May 2005. Since July 2013, Mr. Zafolias has served as Genco’s Executive Vice President of Finance, playing an integral part in the execution of its finance strategy. Mr. Zafolias has approximately 13 years of experience in the shipping industry with a focus on mergers and acquisitions, commercial bank financing, debt and equity capital markets transactions, and SEC reporting. Before being appointed Executive Vice President of Finance, Mr. Zafolias held various finance leadership positions at Genco. He has a bachelor of science degree from Babson College and holds the Chartered Financial Analyst designation.

Joseph Adamo has served as Genco’s Chief Accounting Officer since December 19, 2014. Mr. Adamo has been employed with Genco since June 2005. Mr. Adamo’s initial position with Genco was Controller until April 2010, when he was promoted to Treasurer and Controller. Mr. Adamo is responsible for overseeing Genco’s accounting department, including certain filings with the SEC. Prior to joining Genco, Mr. Adamo was a turnaround consultant providing restructuring advisory services to distressed companies. Prior to that, Mr. Adamo served as Chief Financial Officer for two private companies. Mr. Adamo started his career in public accounting working for Price Waterhouse, currently PriceWaterhouseCoopers LLP. He has a bachelor’s degree in accounting from Pace University and is a licensed Certified Public Accountant.

As described above, Mr. Wobensmith serves as an executive officer of Genco.  On April 21, 2014, Genco and its subsidiaries other than Baltic Trading and its subsidiaries filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This section describes Genco’s compensation program as it relates to its Interim Executive Chairman, Arthur L. Regan; its Chief Executive Officer and President, John C. Wobensmith; its Chief Financial Officer, Apostolos D.

Zafolias; and its Chief Accounting Officer, Joseph Adamo, all of whom Genco refers to together as Genco’s “named executives.”

        Detailed compensation information for each of the named executives is presented in the tables following this discussion in accordance with SEC rules. All of the share numbers in this compensation discussion and analysis and the compensation tables below give effect to the 1-for-10 reverse stock split of Genco’s common stock that was effected on July 7, 2016.

How Compensation is Determined

Role of Compensation Committee.    Genco’s executive compensation program is overseen by Genco’s Compensation Committee. Genco’s Compensation Committee was comprised of John Brantl and Eugene Davis during fiscal year 2017 until the resignation of Mr. Brantl on April 21, 2017.  Upon Mr. Brantl’s resignation, Christoph Majeske was appointed to replace him.  Basil G. Mavroleon was also appointed to the Compensation Committee on April 21, 2017.  Kathleen C. Haines was appointed to the Compensation Committee on May 17, 2017 upon the resignation of Mr. Davis.  The Compensation Committee:

•	reviews, designs and recommends to Genco’s Board for approval and administers Genco’s compensation plans and policies;

•
reviews and approves the corporate goals and objectives relevant to the compensation of Genco’s named executives, and evaluates corporate performance and the performance of each of Genco’s executives; and

•	recommends to Genco’s Board the compensation (cash and equity) of Genco’s named executives and selected other executives.

Each year, Genco’s Compensation Committee evaluates each named executive to determine if changes in compensation are appropriate. As part of this process, Genco’s Compensation Committee reviews tally sheets and other summaries that include the following information, as applicable for each individual:

•	salary, bonus, and other cash compensation;

•	severance and change in control benefits;

•	prior grants of equity-based awards; and

•	the value of benefits and perquisites.

Role of Compensation Consultant.    In February 2018, Genco’s Compensation Committee retained Lyons, Benenson & Company Inc. (“LB&Co.”), an independent compensation consultant, to assist and advise Genco’s Compensation Committee with respect to several aspects of Genco’s executive compensation programs and corporate governance. The services that LB&Co. was retained for include:

•	Reviewing and advising Genco on its compensation philosophy, strategy and program;

•	Analyzing the appropriateness of the compensation comparator peer group;

•	Providing and analyzing competitive market compensation data;

•	Analyzing the effectiveness of the existing compensation programs and making recommendations, as appropriate;

•
Providing advice and counsel on best practices in compensation and corporate governance, and keeping the company and Genco’s Compensation Committee apprised of trends, developments, legislation and regulations affecting executive and director compensation; and

•	Conducting a risk assessment of Genco’s incentive compensation programs and making recommendations, as appropriate.

Compensation Consultant Independence.    As required by rules adopted by the SEC under the Dodd-Frank Wall Street Reform And Consumer Protection Act, Genco’s Compensation Committee has considered the relevant factors (including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and has determined that LB&Co. is independent and has no conflicts of interest.

Role of Management.    The Compensation Committee consults with Genco’s named executives regarding their views on their compensation and the compensation of those who report to them directly or indirectly. However, Genco’s Compensation Committee makes the final recommendation to Genco’s Board with respect to each executive’s compensation. None of Genco’s named executives determines his own compensation.

Competitive Marketplace Assessment.    In order to assess the competitiveness of Genco’s executive compensation, Genco’s Compensation Committee reviews the compensation arrangements of executives at certain other publicly-traded drybulk and other shipping companies as well as other companies that the Compensation Committee believes are representative of the market place in which Genco competes for executive and managerial talent.  The comparator peer group that Genco’s Compensation Committee currently uses comprises 12 such companies, listed below. The Compensation Committee believes the compensation information from the comparator group can be helpful, but recognizes that benchmarking data is not definitive and is subject to change from one year to the next. The Compensation Committee uses this information as a general frame of reference and does not target Genco’s executive compensation to a specific percentile, instead using company and individual performance as the primary drivers of compensation levels. The Compensation Committee, assisted by LB&Co., reviews the compensation comparator group periodically.

Compensation Comparator Group

Blueknight Energy Partners, L.P.	Haynes International, Inc.
Deltic Timber Corporation	Hornbeck Offshore Services, Inc.
DHT Holdings, Inc.	International Seaways, Inc.
Eagle Bulk Shipping Inc.	Overseas Shipholding Group, Inc.
Gener8 Maritime Inc.	Radiant Logistics, Inc.
Gulfmark Offshore, Inc.	Warrior Met Coal, Inc.

Genco’s Compensation Philosophy

Genco’s executive compensation program is designed to attract, motivate and retain a talented team of executives who will enable Genco to compete successfully with other drybulk shipping companies. Genco seeks to accomplish this goal in a way that aligns Genco’s executives’ interests with those of its shareholders and encourages and rewards Genco’s executives for achievement of Genco’s annual and longer-term performance objectives.

Historically, in light of the cyclical nature of the shipping industry and the volatile and unpredictable markets in which Genco operates, Genco has not established specific performance targets for incentive compensation to Genco’s named executives. Compensation levels generally have been set by the Compensation Committee upon the consideration of several factors including, our comparator peer group benchmarks,  a review of Genco’s overall performance and the individual contributions of each of the named executives to the prior year’s performance. In taking this approach, Genco’s Compensation Committee has historically sought to calibrate performance-based incentive compensation paid to retroactive performance assessments and potentially variable market conditions. The amount of short- and long-term incentive compensation for each named executive has historically been determined retroactively, based on Genco’s Compensation Committee’s assessment of Genco’s performance, each named executive’s individual performance and contributions to improving shareholder value, and his or her level of responsibility and management experience. The factors affecting these compensation decisions for the named executives included:

•	key financial and statistical measurements;

•	the design and implementation of a finance strategy for Genco, including obtaining or renegotiating financing on favorable terms in a difficult market environment;

•	strategic objectives such as the design and implementation of a new commercial strategy for Genco, or acquisitions or dispositions of vessels; and

•	the achievement of operational goals for Genco or a particular area of responsibility for the named executive, such as operations or chartering.

Compensation Objectives

Genco’s compensation program is rooted in the principles inherent in “pay for performance.” In particular, Genco has designed its compensation program to:

•	attract, motivate, retain and reward those executives and managers who have the necessary experience and subject-matter expertise to deliver sustained improvements in shareholder value;

•
compensate each executive and manager competitively based upon the scope and impact of his or her position as it relates to the success of Genco and on the potential of each employee to assume increasing responsibility within Genco; and

•
align the interests of Genco’s executives with those of Genco’s shareholders through the use of short-term cash incentives that are paid on the basis of performance achievements in the year preceding payment and the use of equity-based long-term incentive awards that link reward to improvement in equity value over time.

Elements of Compensation

The compensation program for the named executives consists of three main elements:

•	Base salaries;

•	Short-term (annual) incentives payable in cash on the basis of annual achievement; and

•	Long-term, equity-based incentives.

The named executives are also eligible to participate in Genco’s health and other broad-based programs on the same basis as other U.S. employees and are eligible for paid time off and paid holidays.

Fixed Compensation

Base Salary.    Base salaries for the named executives are determined as follows:

•	the breadth, scope and complexity of the functions performed by each named executive;

•	individual performance, skills, and experience;

•	the competitive labor market for the position; and

•	internal equity considerations.

Base salaries are reviewed annually, and may be adjusted to reflect:

•	meritorious individual performance assessments;

•	promotions or significant changes in the scope and impact of the position; or

•	market adjustments to reflect shifts in the competitive labor market for the position.

Variable Incentive Compensation

In support of Genco’s commitment to align compensation with demonstrated performance, a significant portion of the compensation paid to its named executives is incentive-based. Genco’s incentive compensation program has been designed to recognize scope of responsibilities, reward demonstrated performance and leadership, motivate future performance, align the interests of the executive with Genco’s shareholders and retain the executives through the term of the equity awards, which has historically been for three to four years. Historically, Genco’s Compensation Committee has made incentive compensation decisions based upon several considerations including, comparator peer group benchmarks, Genco’s financial results, the state of its operations and its strategic accomplishments during the year, and the accomplishments and contributions of its named executives at the end of Genco’s fiscal year. Following this assessment, variable incentive compensation, in the forms of cash and restricted stock, has been awarded to Genco’s named executives.

Cash Incentive Awards.    Genco’s Chief Executive Officer makes recommendations for all eligible participants other than himself and our Interim Executive Chairman at the end of each fiscal year. The Compensation Committee considers all amounts proposed for cash incentive awards and either modifies or recommends them to the full Board for approval.

Equity Awards.    Genco does not have a specific policy governing the timing of equity awards but has generally made one award per year at or following the end of the calendar year.  These awards have historically consisted of restricted stock, restricted stock units (“RSUs”), options, or warrants. The Compensation Committee considers the size and form of award when making award decisions.

Historically, unless otherwise determined by Genco’s Compensation Committee, each restricted stock award has entitled the named executive to receive dividends declared and paid on Genco’s common stock during the restricted period, and each RSU award entitles the named executive to dividend equivalent rights. As the executives share commensurately with other shareholders in receiving payments in respect of dividends, they likewise share in the recognition of the current income generation and future change in stock price. If any such shares of restricted stock do not vest, the holders of the non-vesting shares must repay any dividends that were paid to them on the non-vesting shares unless Genco’s Board or Genco’s Compensation Committee determines otherwise.  Recipients of RSUs receive dividend equivalent payments only upon settlement of RSUs that have vested, and any dividend equivalent payments that have accrued in respect of forfeited RSUs are likewise forfeited.

Other Elements

Benefits.    Genco’s named executives are eligible under the same plans as all other U.S. employees for medical, dental, vision, and disability insurance and are eligible for paid time off and paid holidays. Additionally, Genco matches the 401(k) contributions of Messrs. Regan, Wobensmith, Zafolias, and Adamo up to the maximum allowed per year, which was $18,954 in 2017 for our named executives.  Genco pays premiums on life insurance and long-term disability insurance for Mr. Wobensmith. Genco believes these benefits are reasonable, competitive and consistent with Genco’s overall executive compensation program.

2015 Equity Incentive Plan

Genco has adopted its 2015 Equity Incentive Plan that provides for equity awards with respect to shares of Genco’s common stock in the form of non-qualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, RSUs, or unrestricted stock. Awards are available to officers, directors, and executive, managerial, administrative and professional employees of and consultants to Genco or any subsidiary or joint venture of Genco. The other terms and conditions of its 2015 Equity Incentive Plan are substantially similar to those of its

2012 Equity Incentive Plan and 2005 Equity Incentive Plan under which Genco historically made previous equity awards.

Compensation for Genco’s Named Executives for 2017

The year 2017 was a transformational year for Genco in which we enhanced our commercial strategy by expanding our commercial platform and  more actively managing the employment of our vessels in order to capture additional margins.  Specifically, our management team implemented the following initiatives during 2017:

•	Employment of our vessels directly with cargo providers under spot market voyage charters with the goal of expanding our network of customers and improving our margins.

•	Establishment of a new office in Singapore to expand our global presence and better capitalize on opportunities to employ our vessels in markets around the world.

•	Withdrawing all of our vessels from vessel pools and reallocating them to the Atlantic basin to seek to capture the earnings premium historically offered.

•	Implementing cost reduction measures to lower our daily vessel operating expenses and general and administrative expenses.

•	Strengthening our balance sheet through increasing our cash balance and paying down our credit facility debt.

•	Increasing engagement with the public through industry conferences, analyst coverage, and other initiatives.

These initiatives assisted in Genco taking advantage of improving market conditions, and in the fourth quarter of 2017, Genco returned to profitability for the first time in six years.

The specific compensation decisions made for each of the named executives for 2017 reflect the achievement of financial, operational, technical, and commercial successes.  Genco’s Compensation Committee reviewed all aspects of Genco’s 2017 performance and determined that each of its named executives provided leadership and managerial expertise that enabled Genco to navigate the very difficult and challenging drybulk shipping industry.  The Compensation Committee assessed performance relative to expectations, consulted with other Board members, and determined that the cash and equity awards described below were appropriate.  Accordingly, in 2018, the Compensation Committee recommended and the Board approved the compensation awards below for 2017.

Arthur L. Regan.  For fiscal year 2017, Mr. Regan’s annual base salary was set at $325,000, which amount the Compensation Committee determined was competitive and appropriate for the role of Interim Executive Chairman.  In determining the appropriate incentive compensation for Mr. Regan for his 2017 performance, the  Committee took into account Mr. Regan’s role in leading the Board in its oversight of Genco’s strategic planning efforts and consulting with and providing counsel to the Chief Executive Officer on strategic, financial and operational matters, including the new business initiatives undertaken in 2017.  The Compensation Committee therefore recommended, and the Board approved, an award for 2017 performance consisting of a grant of 8,218 RSUs, representing the number of units obtained by dividing $112,500 by the closing price of our common stock of $13.69 on the award date with fractions rounded to the nearest whole unit; and options to purchase 26,914 shares of our common stock with an exercise price of $13.69 per share, representing the number of options obtained by dividing $112,500 by a Black-Scholes value per option calculated on the award date, with fractions rounded to the nearest whole option.  The Black-Scholes option value so calculated for determining option awards for our named executive officers uses different assumptions from the value calculated in accordance with FASB ASC Topic 718.  The awards generally vest in one-third increments on the first three anniversaries of the award date.   The awards also vest in full six months after the occurrence of a change of control (as defined under the 2015 Plan), subject to Mr. Regan’s continued employment on such date, unless the award is not assumed, continued or substituted for by the acquirer, in which case the awards will vest in full immediately upon a change in control. In addition, if Mr. Regan’s service is terminated by Genco without cause (as defined in the 2015 Equity Incentive Plan (the “2015 Plan”)), the awards fully vest immediately.  As the equity awards for our named executives’ 2017 performance were made in 2018, such awards do not appear in the Summary Compensation Table below for 2017 compensation, consistent with SEC rules. For 2018, Mr. Regan’s annual base salary is being maintained  at $325,000.

John C. Wobensmith.    For fiscal year 2017, Mr. Wobensmith’s annual base salary was set at $650,000, which amount was negotiated in connection with an amendment to Mr. Wobensmith’s employment agreement and which was determined by the Committee to be competitive, appropriate and equitable for his role as Chief Executive Officer and his performance.  In determining the appropriate incentive compensation for Mr. Wobensmith for his work and accomplishments in 2017, the Committee took into account Mr. Wobensmith’s leadership in effecting the transformational change and expansion of the commercial platform as described above as well as his efforts to improve our operational and financial performance overall, including his efforts to reduce Genco’s operating expenses and general and administrative expenses.  Given Mr. Wobensmith’s leadership and strategic role as Genco’s Chief Executive Officer and President, the Compensation Committee recommended, and the Board approved, an award for 2017 consisting of a cash bonus of $600,000; a grant of 20,088 RSUs, representing the number of units obtained by dividing $275,000 by the closing price of our common stock of $13.69 on the award date with fractions rounded to the nearest whole unit; and options to purchase 65,789 shares of our common stock with an exercise price of $13.69 per share, representing the number of options obtained by dividing $275,000 by a Black-Scholes value per option calculated on the award date with fractions rounded to the nearest whole option.  The awards generally vest in one-third increments on the first three anniversaries of the award date.   The awards also vest in full six months after the occurrence of a change of control (as defined under the 2015 Plan), subject to Mr. Wobensmith’s continued employment on such date, unless the award is not assumed, continued or substituted for by the acquirer, in which case the awards will vest in full immediately upon a change in control.  In addition, if Mr. Wobensmith’s service is terminated by Genco without cause (as defined in the 2015 Plan) or he terminates his service for good reason (as defined in his Employment Agreement), the awards  fully vest immediately.  For 2018, Mr. Wobensmith’s annual base salary is being maintained at $650,000.

Apostolos D. Zafolias.    For fiscal year 2017, Mr. Zafolias’ annual base salary was set at $280,000, which was determined to be competitive, reasonable and appropriate for Mr. Zafolias. In determining the appropriate incentive compensation for Mr. Zafolias  for his work and accomplishments in 2017, the  Committee took into account Mr. Zafolias’ efforts in strengthening the balance sheet, establishing the Company’s new subsidiary in Singapore, and arranging for the sale of certain of our older vessels, and management’s recommendations for his compensation.  Genco’s Compensation Committee therefore recommended, and Genco’s Board approved, an award for 2017 consisting of a cash bonus of $150,000; a grant of 3,652 RSUs, representing the number of units obtained by dividing $50,000 by the closing price of our common stock of $13.69 on the award date with fractions rounded to the nearest whole unit; and options to purchase 11,962 shares of our common stock with an exercise price of $13.69 per share, representing the number of options obtained by dividing $50,000 by a Black Scholes value per option calculated on the award date with fractions rounded to the nearest whole option.  The awards generally vest in one-third increments on the first three anniversaries of the award date.   The awards also vest in full if Mr. Zafolias’ service is terminated by Genco without cause (as defined in the 2015 Plan) within twelve months after the occurrence of a change of control (as defined in the 2015 Plan), unless the option award is not assumed, continued or substituted for by the acquirer, in which case the awards will vest in full immediately upon a change in control.  In addition, if his service is otherwise terminated by Genco without cause, the portion of the awards that would have vested upon the next vesting date will vest immediately.  Mr. Zafolias’ annual base salary has been increased by $20,000 to $300,000 for 2018 in recognition of his performance.

Joseph Adamo.    For fiscal year 2017, Mr. Adamo’s annual base salary was set at $280,000, which was determined to be competitive, reasonable and appropriate for the role of Chief Accounting Officer. In determining the appropriate incentive compensation for Mr. Adamo for his work and accomplishments in 2017, the  Committee took into account Mr. Adamo’s active management of our liquidity and cash flow during 2017,  his efforts in establishing necessary systems and processes to implement the Company’s new commercial platform, and management’s recommendations for his compensation. Genco’s Compensation Committee therefore recommended, and Genco’s Board approved, a cash bonus award of $100,000 for his performance in 2017.   Mr. Adamo’s annual base salary was maintained $280,000 for 2018.

Severance Benefits

Employment Agreements. Genco entered into an employment agreement with John C. Wobensmith, its

Chief Executive Officer and President, on September 21, 2007, as amended on March 26, 2014, June 23, 2014, April 30, 2015  and March 23, 2017 (the “Employment Agreement”).  Under the March 23, 2017 amendment, his salary rate was increased from $600,000 to $650,000 per annum.  His salary under the Employment Agreement may be increased but not decreased. The Employment Agreement also confirms Mr. Wobensmith’s eligibility to receive cash bonuses and awards under any successor plan to Genco’s 2005 Equity Incentive Plan in amounts that Genco’s Compensation Committee may determine. The general terms of the Employment Agreement are described in greater detail under the heading “Executive Employment Agreement” on page 21, which are incorporated herein by reference. The Employment Agreement provides for payments upon termination of his employment under certain conditions, which are described under the heading “Potential Payments upon Termination or Change-in-Control—Executive Employment Agreement” on page 22.

Genco entered into the Employment Agreement with Mr. Wobensmith to retain him, particularly in the event of an actual or rumored change in control. The provisions under the Employment Agreement relating to a change in control serve to align his interests with those of Genco’s shareholders by enabling Mr. Wobensmith to consider corporate transactions that are in the best interests of Genco’s shareholders and its other constituents without undue concern over whether the transactions may jeopardize his employment. The change of control payments under the Employment Agreement are subject to a “double trigger,” meaning that the payments are not awarded upon a change of control unless he terminates his employment for good reason or his employment is terminated without cause (other than for death or disability) within two years of a change of control. The vesting of Mr. Wobensmith’s restricted stock, restricted stock units, and options remains subject  to a “modified double trigger” under which his equity vests in full upon the sixth month anniversary of a change of control provided that he has not voluntarily terminated his employment without good reason prior to the sixth month anniversary of the change of control. Genco believes this structure strikes a balance between providing appropriate performance incentives and its executive retention goals.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Code generally limits  to $1 million the U.S. federal income tax deductibility of compensation paid in one year to certain senior executives of public companies.  Prior to the adoption of the Tax Cuts and Jobs Act (“Tax Reform”) that was signed into law December 22, 2017, this limitation applied to a company’s chief executive officer or any of its three next-highest-paid executive officers (other than its chief financial officer), and there was an exemption from this $1 million limitation for compensation that qualified as “performance-based” under Section 162(m).  As part of Tax Reform, this “qualified performance-based compensation” exception was eliminated, and the limitation on deductibility was expanded to include the chief financial officer  and individuals after they ceased to serve as named executive officers. Genco currently does not qualify for the Section 883 exemption, with the result that its shipping income derived from U.S. sources, or 50% of its gross shipping income attributable to transportation beginning or ending in the United States, is subject to a 4% tax imposed without allowance for deductions. Further discussion of this exemption is provided the Company’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2017, under the heading “Risk Factors—Risk Factors Related to Genco’s Business and Operations—Company Specific Risk Factors—In 2018, we expect to pay U.S. tax on U.S. source income and income tax in Singapore and may be subject to U.S. tax on any gain on the sale of vessels, which will reduce our net income and cash flows.” However, Genco views the amount of compensation that would have been subject to Section 162(m) not to be material. For these reasons, historically, Genco has not sought to structure its cash bonus plan or grants under its equity incentive plans to qualify for exemption under Section 162(m). The Committee believes that shareholder interests are best served by not restricting the Committee’s discretion and flexibility in structuring compensation programs, even though such programs may result in non-deductible compensation expenses. Accordingly, achieving the desired flexibility in the design and delivery of compensation may have resulted (and may continue to result, in light of the recent changes in law) in compensation that in certain cases is not deductible for federal income tax purposes.

Accounting for Stock-Based Compensation

Genco follows Accounting Standards Codification Topic 718, Stock Compensation, in accounting for non-vested stock issued under its 2014 Management Incentive Plan and 2015 Equity Incentive Plan.

Risk Assessment

Genco’s Compensation Committee is primarily responsible for overseeing the review and assessment of risks arising from Genco’s compensation policies and practices. Genco uses a number of approaches to mitigate excessive risk-taking, including significant weighting towards long-term incentive compensation and assessment of qualitative performance in addition to quantitative metrics. Based on its review of Genco’s compensation policies and practices, Genco’s Compensation Committee determined that the risks arising from Genco’s compensation policies and practices for Genco’s employees are not reasonably likely to have a material adverse effect on Genco.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between any of Genco’s executive officers or members of Genco’s Board or Compensation Committee and any other company’s executive officers, Board of Directors or Compensation Committee.

Compensation Committee Report

The Compensation Committee of Genco’s Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, Genco’s Compensation Committee recommended to Genco’s Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee of Genco’s Board:

Christoph Majeske, Chair
Kathleen C. Haines
Basil G. Mavroleon

The Compensation Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act, or the Exchange Act, except to the extent that Genco specifically incorporates the Compensation Committee Report by reference therein.

Summary Compensation Table

The following table sets forth in summary form information concerning the compensation paid by us for the years ended December 31, 2017, December 31, 2016, and December 31, 2015, to our named executives:

Name and Principal Position (a)	Year (b)		Salary ($) (c)			Bonus ($) (d)		Stock Awards ($)(1) (e)			Option Awards ($)(2) (f)		All Other Compensation ($) (i)			Total ($) (j)
John C. Wobensmith Chief Executive Officer and President	2017 2016 2015		$ $ $	650,000 600,000 600,000		$ $ $	600,000 600,000 200,000	$ $	3,254,390 106,122 —	(3) (6)	$852,642 — —	(4)	$ $ $	37,747 18,603 18,603	(5) (5) (5)	$ $ $	5,394,779 1,324,725 818,603
Apostolos D. Zafolias Chief Financial Officer	2017 2016 2015		$ $ $	280,000 280,000 280,000		$ $ $	150,000 150,000 $91,000		— — —	(7)	— — —	(8)	$ $ $	18,954 18,603 18,603	(5) (5) (5)	$ $ $	448,954 448,603 389,603
Joseph Adamo Chief Accounting Officer	2017 2016 2015		$ $ $	280,000 280,000 280,000		$ $ $	100,000 100,000 75,000		— — —		— — —		$ $ $	18,954 18,603 18,603	(5) (5) (5)	$ $ $	398,954 398,603 373,603
Arthur L. Regan Interim Executive Chairman	2017 2016	(11)	$ $	325,000 71,250	(12)		— —	$	— 85,000	(9) (13)	— —	(10)	$ $	18,954 53,965	(5) (14)	$ $	343,954 210,215

(1)
The amounts in column (e) reflect the aggregate grant date fair value of restricted stock awards pursuant to Genco’s 2015 Equity Incentive Plan computed in accordance with FASB ASC Topic 718.  The actual amount realized by the named executive will likely vary based on a number of factors, including Genco’s performance, stock price fluctuations and applicable vesting.

(2)
The amounts in column (f) reflect the aggregate grant date fair value of option awards pursuant to Genco’s 2015 Equity Incentive Plan computed in accordance with FASB ASC Topic 718. The underlying Black-Scholes value used so to compute the grant date fair value varies from the Black-Scholes value used in calculating the number of options awarded to each named executive.  The actual amount realized by the named executive will likely vary based on a number of factors, including Genco’s performance, stock price fluctuations and applicable vesting.

(3)
Represents a grant of 292,398 restricted stock units having a grant date fair value of $3,254,390 awarded in connection with the executive’s entry into an amendment to his employment agreement on March 23, 2017.  Does not include a grant of 20,088 restricted stock units having a grant date fair value of $275,005 awarded on February 27, 2018 for the year ended December 31, 2017.

(4)
Represents a grant of options to purchase 133,000 shares with an exercise price of $11.13 per share having a grant date fair value of $852,642 awarded in connection with the executive’s entry into an amendment to his employment agreement on March 23, 2017.  Does not include a grant of options to purchase 65,789 shares with an exercise price of $13.69 per share having a grant date fair value of $496,707 awarded on February 27, 2018 for the year ended December 31, 2017.

(5)
Represents matching payments made to the 401(k) Plan and, in the case of Mr. Wobensmith, $18,793 in life insurance premiums paid by Genco  in addition to his $18,954 401(k) Plan matching payment in 2017.

(6)
Represents a grant of 20,408 shares of restricted stock (giving effect to the 1-for-10 reverse stock split of Genco’s common stock that was effected on July 7, 2016) awarded on February 17, 2016 for the year ended December 31, 2015.

(7)	Does not include a grant of 3,652 restricted stock units having a grant date fair value of $49,996 awarded on February 27, 2018 for the year ended December 31, 2017.

(8)
Does not include a grant of options to purchase 11,962 shares with an exercise price of $13.69 per share having a grant date fair value of $90,313 awarded on February 27, 2018 for the year ended December 31, 2017.

(9)	Does not include a grant of 8,218 restricted stock units having a grant date fair value of $112,504 awarded on February 27, 2018 for the year ended December 31, 2017.

(10)
Does not include a grant of options to purchase 26,914 shares with an exercise price of $13.69 per share having a grant date fair value of $203,201 awarded on February 27, 2018 for the year ended December 31, 2017.

(11)	Mr. Regan became a named executive of Genco on October 13, 2016, when he was appointed Interim Executive Chairman.

(12)	Represents compensation for services as Interim Executive Chairman commencing October 13, 2016, at an annual rate of $325,000.

(13)
Reflects a May 18, 2016 grant of RSUs with respect to 16,666 shares of Genco’s common stock (giving effect to the 1-for-10 reverse stock split of Genco’s common stock that was effected on July 7, 2016), in connection with Mr. Regan’s service as a director.

(14)
Includes fees for service  (prior to Mr. Regan’s appointment as Interim Executive Chairman) on Genco’s Board, Compensation Committee and Audit Committee at annual rates of $65,000, $7,500 and $10,000, respectively, which fees were prorated for the portion of the year after Mr. Regan’s appointment as a director and prior to his appointment as Interim Executive Chairman, resulting in a payment of $52,204.  Also includes a matching payment of $1,761 made to the 401(k) Plan.

The following table reflects awards of restricted stock units and options under Genco’s 2015 Equity Incentive Plan during the year ended December 31, 2017:

Grants of Plan‑Based Awards
Name (a)	Grant Date (b)	All Other Stock Awards: Number of Shares of Stock (i)		All Other Option Awards: Number of Securities Underlying Options (#) (j)		Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)
John C. Wobensmith	3/23/17	292,398	(1)	133,000	(1)	$11.13	$4,107,032

(1)
Awarded in connection with the executive’s entry into an amendment to his employment agreement on March 23, 2017.   Restrictions on the awards will lapse ratably in one-third increments on the first three anniversaries of October 15, 2016.  Restrictions on these awards also lapse with respect to a pro rata percentage of the underlying shares upon death or disability and will lapse in full upon the occurrence of a change in control (as defined in the 2015 Plan) or termination by the relevant issuer without cause (as defined in the 2015 Plan) or by Mr. Wobensmith for good reason (as defined in his Employment Agreement).

The following table provides information on warrant and restricted stock or restricted stock unit awards under Genco’s 2014 Management Incentive Plan and 2015 Equity Incentive Plan outstanding as of December 31, 2017 (giving effect to the 1-for-10 reverse stock split of Genco’s common stock that was effected on July 7, 2016):

Outstanding Equity Awards at Fiscal Year End
	Option or Warrant Awards							Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options or Warrants (#) Exercisable (b)		Number of Securities Underlying Unexercised Options or Warrants (#) Unexercisable (c)		Option or Warrant Exercise Price ($) (e)		Option or Warrant Expiration Date (f)	Number of Shares of Stock That Have Not Vested (#)(g)		Market Value of Shares of Stock that Have Not Vested ($) (h)(1)	Number of Units that Have Not Vested (#)(i)		Market or Payout Value of Units That Have not Vested ($)(j)(1)
John C. Wobensmith Total	44,333 47,613 49,340 74,195 215,481	(2) (3) (3) (3)	88,667 — — — 88,667	(2)	$ $ $ $	11.13 259.10 287.30 341.90	3/23/23 8/7/23 8/7/23 8/7/23	6,803	(4)	$90,616	194,932	(5)	$2,596,494
Apostolos D. Zafolias Total	4,070 4,218 6,343 14,631	(3) (3) (3)	— — — —		$ $ $	259.10 287.30 341.90	8/7/23 8/7/23 8/7/23	—		—	—		—
Joseph Adamo Total	1,235 1,281 1,925 4,441	(3) (3) (3)	— — — —		$ $ $	259.10 287.30 341.90	8/7/23 8/7/23 8/7/23	—		—	—		—

(1)	The value of the unvested stock awards equals the number of unvested shares or RSUs multiplied by $13.32, the closing market price of Genco’s common stock on the NYSE on December 29, 2017.

(2)
Represents grants of options exercisable for shares of Genco’s common stock pursuant to Genco’s 2015 Equity Incentive Plan. The options are exercisable on a cashless basis and contain customary anti-dilution protection in the event of any stock split, reverse stock split, stock dividend, reclassification, dividend or other distributions (including, but not limited to, cash dividends), or business combination transactions.  The options generally vest in three equal installments commencing October 15, 2017 and on each of the first two anniversaries thereafter.

(3)
Represents grants of warrants exercisable for shares of Genco’s common stock pursuant to Genco’s 2014 Management Incentive Plan. The warrants are exercisable on a cashless basis and contain customary anti-dilution protection in the event of any stock split, reverse stock split, stock dividend, reclassification, dividend or other distributions (including, but not limited to, cash dividends), or business combination transactions.

(4)
Represents a grant of restricted shares of Genco’s common stock pursuant to Genco’s 2015 Equity Incentive Plan. The restrictions applicable to the shares generally lapse in three equal installments commencing November 15, 2016 and on each of the first two anniversaries thereafter.

(5)
Represents a grant of RSUs pursuant to Genco’s 2015 Equity Incentive Plan.  The RSUs generally vest in three equal installments commencing October 15, 2017 and on each of the first two anniversaries thereafter.

The following table provides information regarding the number of stock awards that vested during the year ended December 31, 2017, all of which were awards of restricted shares of Genco’s common stock or RSUs:

Stock Vested
Name (a)	Number of Shares Acquired on Vesting (d)	Value Realized on Vesting ($) (1) (e)
John C. Wobensmith	111,672	$1,338,928
Apostolos D. Zafolias	633	$7,216
Joseph Adamo	192	$2,189

(1)
The value of the unvested stock awards of Genco that vested during the year ended December 31, 2017 equals the number of shares vested multiplied by the closing market price of Genco’s common stock on the NYSE on the vesting date of each grant.

Executive Employment Agreement

Genco entered into the Employment Agreement with John C. Wobensmith, Genco’s President, on September 21, 2007, as amended on March 26, 2014, June 23, 2014, April 30, 2015, and, most recently, by the letter agreement dated March 23, 2017, with an initial two year term and an automatic renewal for additional one year terms, unless either party terminates the Employment Agreement on at least 90 days’ notice.  Under the March 23, 2017 amendment, his salary rate was increased from $600,000 to $650,000 per annum.  The Employment Agreement also provides for discretionary bonuses as determined by Genco’s Compensation Committee in its sole discretion. Mr. Wobensmith will also be eligible to receive restricted stock and other equity grants from time to time pursuant to Genco’s 2015 Equity Incentive Plan or any successor employee stock incentive, warrant or option plan. Genco will pay for life insurance and long-term disability insurance for Mr. Wobensmith pursuant to the Employment Agreement at a cost of no more than $20,000 per annum.

Mr. Wobensmith is the Company's President and Secretary and was granted the additional title of Chief Executive Officer pursuant to the March 23, 2017 letter agreement.  The letter agreement provides for a cash bonus of $600,000 for 2016.  The letter agreement also eliminates a provision requiring the Company to fund any excise tax Mr. Wobensmith may owe under Section 4999 of the Internal Revenue Code on a fully “grossed-up” basis as a result of payments following a change in control, removes the inclusion of the value of past equity awards in calculating any severance amount following a change in control, makes certain changes to the change in control provision to provide, among other things, that beneficial ownership of shares by specified major shareholders will not constitute a change in control under the Employment Agreement, clarifies that certain actions will not constitute “good reason” under the Employment Agreement, and provides that the non-competition provision will continue to apply for six months following a change in control, a termination without “cause,” or a termination for “good reason” (the non-competition provision previously did not apply to these scenarios).  In the event of a change of control, the letter agreement provides that Mr. Wobensmith will receive the greater of (1) the amount he would receive if he were paid the full severance amount called  under his Employment Agreement reduced by the amount of any excise tax thereon (which Mr. Wobensmith would pay) and (2) the amount he would receive if his cash severance payments were reduced to the maximum amount that would not result in an excise tax.Pursuant to the letter agreement, our Board of Directors awarded Mr. Wobensmith a grant of 292,398 RSUs and options to purchase 133,000 shares with an exercise price of $11.13 per share.  Restrictions on the awards lapse ratably in one-third increments on the first three anniversaries of

October 15, 2016.  The restrictions applicable to the awards will also lapse in full upon a change of control.  Each RSU represents the right to receive one share of the issuer's common stock, or in the sole discretion of our Compensation Committee, the value of a share of common stock on the date that the RSU vests.

Under the Employment Agreement, Mr. Wobensmith has agreed to protect Genco’s confidential information for three years after termination, and not to solicit Genco’s employees for other employment for two years after termination. He has also agreed not to engage in certain defined competitive activities described in the Employment Agreement for two years after the termination of his employment with Genco. Certain provisions regarding competitive activities will only apply for six months following a change of control or in the event of termination of Mr. Wobensmith by Genco without cause or by Mr. Wobensmith for good reason. For purposes of the Employment Agreement, change of control is defined generally as the acquisition of beneficial ownership of more than 50% of the aggregate voting power of Genco by any person or group other than certain transactions by certain specified parties; the sale of all or substantially all of Genco’s assets within a 12-month period, other than sales to certain specified parties; any merger or similar transaction in which holders of Genco’s voting stock immediately prior to such transaction do not hold at least 50% of the voting stock of the surviving entity; or the acquisition of beneficial ownership of more than 40% of the aggregate voting power of Genco by any person or group that is required to file a Schedule 13D, other than transactions by certain specified persons.

In the event of termination of Mr. Wobensmith’s employment at Genco due to his death or disability, Genco will pay him, or his estate, a pro rata bonus for the year of termination and one year’s salary and, in the case of disability, provide medical coverage for him and his eligible dependents for a period of one year.

If Mr. Wobensmith is terminated without cause or resigns for good reason, Genco will pay him a pro rata bonus for the year of termination, plus a lump sum equal to double the average of his prior three years’ annual incentive awards, plus double his annualized base salary, and provide medical, dental, long-term disability, and life insurance benefit plan coverage for him and his eligible dependents for a period of two years. If a termination without cause or resignation for good reason occurs within two years of a change in control, (i) the amounts that are doubled above become tripled, (ii) the coverage period of two years becomes three years, and (iii) the average of his prior three years’ annual incentive awards will instead be the average of his annual incentive awards for the three years immediately preceding the change in control. Mr. Wobensmith’s annual incentive award for a given year is his cash bonus earned for that year.

Potential Payments upon Termination or Change-in-Control

Executive Employment Agreement

The Employment Agreement calls for Mr. Wobensmith to receive payments under certain circumstances following a termination of his employment. If Mr. Wobensmith is terminated without cause or resigns for good reason, Genco will pay him a pro rata bonus for the year of termination, plus a lump sum equal to double the average of his prior three years’ annual incentive awards, plus double his annualized base salary, and provide medical, dental, long-term disability, and life insurance benefit plan coverage for him and his eligible dependents for a period of two years. If a termination without cause or resignation for good reason occurs within two years of a change in control, (i) the amounts that are doubled above become tripled, (ii) the coverage period of two years becomes three years and, (iii) the average of his prior three years’ annual incentive awards will instead be the average of his annual incentive awards for the three years immediately preceding the change in control. Mr. Wobensmith’s annual incentive award for a given year is his cash bonus earned for that year.

In the event of termination of Mr. Wobensmith’s employment due to his death or disability, Genco will pay him, or his estate, a pro rata bonus for the year of termination and one year’s salary and, in the case of disability, to provide medical, dental, long-term disability, and life insurance benefit plan coverage for him and his eligible dependents for a period of one year.

The table below sets forth the payments and other benefits that would be provided to Mr. Wobensmith upon termination of his employment by Genco without cause or by him for good reason under the following sets of circumstances as described more fully above: change of control, no change of control, and death or disability. In each set of circumstances, Genco has assumed a termination as of the end of the day on December 31, 2017 for purposes of the calculations for the table below:

	Termination by Executive for Good Reason or by Company without Cause		Death or Disability
	Change of Control	No Change of Control
Cash Severance Payment	$3,557,500	$2,371,667	$650,000
Estimated Present Value of Continued Benefits Following Termination(1)	$192,535	$118,354	$59,447

(1)
Mr. Wobensmith and his dependents are entitled to medical, dental and certain other insurance coverage substantially identical to the coverage in place prior to termination. This benefit period is two years if Genco terminates Mr. Wobensmith’s employment without cause or if he terminates his employment at Genco with good reason, three years if such a termination occurs within two years following a change in control, or twelve months in the event of his death or disability. The amounts presented for termination for good reason or without cause assume a discount rate of 6% per annum and annual cost increases of 5% for health insurance. The amounts presented for death or disability assume circumstances which would provide the maximum benefit (i.e., disability of the executive).

Accelerated Vesting of Restricted Stock and RSUs

Under the terms of Mr. Wobensmith’s restricted stock grant agreements with Genco, all shares of restricted stock vest in full automatically upon the occurrence of a change of control (as defined under Genco’s equity incentive plans). In addition, if Mr. Wobensmith’s service is terminated by Genco without cause (as defined in Genco’s equity incentive plans) or by Mr. Wobensmith for good reason (as defined in the Employment Agreement), all shares of restricted stock vest in full. Also, if Mr. Wobensmith’s service is terminated by Genco by reason of his death or disability (as defined under Genco’s equity incentive plans), the restrictions lapse as to a pro rata percentage of the shares, calculated monthly, that would otherwise vest at the next anniversary of the grant date. For purposes of these agreements, “service” means a continuous time period during which Mr. Wobensmith is at least one of the following: an employee or a director of, or a consultant to, Genco.

Under the terms of Mr. Wobensmith’s and Mr. Regan’s RSU grant agreements, the RSUs vest in full six months after the occurrence of a change of control (as defined under the 2015 Plan), subject to the executive’s continued employment on such date, unless the RSU award is not assumed, continued or substituted for by the acquirer, in which case the RSUs will vest in full immediately upon a change in control.  In addition, if the executive’s service is terminated by Genco without cause (as defined in the 2015 Equity Incentive Plan) or, in Mr. Wobensmith’s case, he terminates his service for good reason (as defined the Employment Agreement), the RSUs fully vest immediately.  Also, if the executive’s service is terminated by Genco by reason of his death or disability (as defined in the RSU grant agreement), the RSUs become vested as to a pro rata percentage of the RSUs, calculated monthly, that would otherwise become vested at the next vesting date.   For purposes of the RSUs, “service” means a continuous time period during which the executive is at least one of the following:  an employee or a director of, or a consultant to, Genco.

Under the terms of Mr. Zafolias’ RSU grant agreement with Genco, the RSUs vest in full if Mr. Zafolias’ service is terminated by Genco without cause within twelve months after the occurrence of a change of control, unless the RSU award is not assumed, continued or substituted for by the acquirer, in which case the RSUs will vest in full immediately upon a change in control.  In addition, if his service is otherwise terminated by Genco without cause, the portion of the RSUs that would have vested upon the next vesting date will vest immediately.  Also, if his service is terminated by Genco by reason of his death or disability, the RSUs become exercisable as to a pro rata percentage of the RSUs, calculated monthly, that would otherwise become exercisable at the next vesting date.

The table below sets forth the vesting of restricted stock that the named executives would receive under the following sets of circumstances: change of control, termination without cause, and death or disability. In each set of circumstances, Genco has assumed a triggering event as of the end of the day on December 31, 2017 and used the closing market price of Genco’s common stock on December 29, 2017 of $13.32 per share for purposes of the calculations for the table below:

Name	Value of Restricted Stock Subject to Accelerated Vesting ($)
	Change of Control	Termination without Cause	Death or Disability
John C. Wobensmith	$2,687,110	$2,687,110	$115,739

Accelerated Exercisability of Options

Under the terms of Mr. Wobensmith’s and Mr. Regan’s option agreements, the options vest in full and are exercisable for the full exercise period six months after the occurrence of a change of control, subject to the executive’s continued employment on such date, unless the option award is not assumed, continued or substituted for by the acquirer, in which case the options will vest in full immediately upon a change in control.  In either event, the options will become exercisable for the full exercise period.  In addition, if the executive’s service is terminated by Genco without cause or, in Mr. Wobensmith’s case, he terminates his service for good reason, the options fully vest immediately and become exercisable in full for the full exercise period.  Also, if the executive’s service is terminated by Genco by reason of his death or disability, the options become exercisable as to a pro rata percentage of the options, calculated monthly, that would otherwise become exercisable at the next vesting date for a period of one year after termination.   For purposes of the options, “service” means a continuous time period during which the executive is at least one of the following:  an employee or a director of, or a consultant to, Genco.

Under the terms of Mr. Zafolias’ option agreement with Genco, the options vest in full if Mr. Zafolias’ service is terminated by Genco without cause within twelve months after the occurrence of a change of control, unless the option award is not assumed, continued or substituted for by the acquirer, in which case the options will vest in full immediately upon a change in control.  In either event, the options will become exercisable for twelve months.  In addition, if his service is otherwise terminated by Genco without cause, the portion of the options that would have vested upon the next vesting date will vest immediately and become exercisable for twelve months.  Also, if his service is terminated by Genco by reason of his death or disability, the options become exercisable as to a pro rata percentage of the RSUs, calculated monthly, that would otherwise become exercisable at the next vesting date for a period of one year after termination.

The table below sets forth the intrinsic value of options that would become exercisable by the named executives under the following sets of circumstances: change of control, termination without cause, and death or disability. In each set of circumstances, Genco has assumed a triggering event as of the end of the day on December 31, 2017 and used the closing market price of Genco’s common stock on December 29, 2017 of $13.32 per share for purposes of the calculations for the table below.  Intrinsic value is based upon Genco’s stock price minus the exercise price for the options:

Name	Value of Options Subject to Accelerated Vesting ($)
	Change of Control	Termination without Cause	Death or Disability
John C. Wobensmith	$194,181	$194,181	$8,091

Chief Executive Officer Pay Ratio

For 2017, the total compensation of our Chief Executive Officer of $5,394,779, as presented in the Summary Compensation Table, was approximately 31 times the total compensation of the Company’s median employee of $174,303 calculated in the same manner as further described below.   The median employee was identified by reviewing the total cash compensation consisting of salary, bonus, and 401(k) match for all employees, excluding the Company’s Chief Executive Officer, who were employed by the Company on December 31, 2017.  We believe such use of total cash compensation is a consistently applied compensation measure because we do not widely distribute equity awards to employees.   All of the Company’s employees were included.  Adjustments were made to annualize the compensation of employees who were not employed by the Company for the entire year.  Excluding our Chief

Executive Officer, we had an even number of employees on December 31, 2017, resulting in compensation calculations for our median employee representing the average compensation between two employees.   After determining the median employee based on total cash compensation, the 2017 annual total compensation was calculated for the median employee using the same methodology used for the Company’s Chief Executive Officer as presented in the Summary Compensation Table.  Given the different methodologies that various public companies use to determine their chief executive officer pay ratios, the chief executive officer pay ratio reported above should not be used as a basis for comparison between companies.

Director Compensation

For fiscal year 2017, each director of Genco other than Mr. Brantl, Mr. Mahony, Mr. Majeske, Mr. Scheir and Mr. Truong received an annual fee of $65,000, a fee of $20,000 for an Audit Committee Chair assignment, $10,000 for an Audit Committee member assignment, $15,000 for a Compensation Committee Chair assignment, $7,500 for a Compensation Committee member assignment, $12,000 for a Nominating and Corporate Governance Committee Chair assignment, and $6,000 for a Nominating and Corporate Governance Committee member assignment, each of which was prorated for length of service in 2017.  The chairman of an ad hoc committee also received fees of $120,000.

For fiscal year 2017, on May 17, 2017, the date of Genco’s 2017 Annual Meeting of Shareholders, Ms. Haines and Messrs. Dolphin and Mavroleon were each granted RSUs with respect to 8,399 shares of Genco’s common stock. Such amount represents a grant having a dollar value of $85,000 based on the closing price of $10.12 at which Genco’s stock was quoted on the NYSE May 17, 2017, with fractional shares rounded down.  No shares of the Genco’s common stock are currently outstanding in respect of any of the RSUs.  Such shares will only be issued in respect of vested RSUs when the director’s service with the Company as a director terminates.

Genco reimburses its directors for all reasonable expenses incurred by them in connection with serving on their respective Board of Directors. The following table summarizes compensation earned by directors other than Mr. Regan for the year ended December 31, 2017:

Name of Director (a)	Fees Earned or Paid in Cash ($) (1) (b)	Stock Awards ($) (2) (c)	All Other Compensation ($) (g)	Total ($) (h)
John Brantl	—	—	—	—
Eugene I. Davis	$35,060	—	—	$35,060
James G. Dolphin	$207,000	$84,998	—	$291,998
Kathleen C. Haines	$57,440	$84,998	—	$142,438
Daniel Y. Han	—	—	—	—
Kevin Mahony	—	—	—	—
Christoph Majeske	—	—	—	—
Basil G. Mavroleon	$86,208	$84,998	—	$171,206
Jason Scheir	—	—	—	—
Bao D. Truong	—	—	—	—

(1)	The amount indicated represents the total fees for service on the Genco Board of Directors or its committees as set forth above.

(2)
The amounts in column (c) reflect the aggregate grant date fair value of restricted stock awards computed in accordance with FASB ASC Topic 718. The actual amount realized by the director will likely vary based on a number of factors, including Genco’s performance, stock price fluctuations and applicable vesting.

For fiscal year 2018, the foregoing amounts of the annual fee for each director, fees for committee assignments, and dollar value on which the annual RSU grants are based are currently the same as in fiscal year 2017.

Equity Compensation Plan Information

The following table provides information as of December 31, 2017 regarding the 2014 Management Incentive Plan and the 2015 Equity Incentive Plan:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	$133,000	$11.13	$2,164,073
Equity compensation plans not approved by security holders	$855,746	$303.12	—

Total	$988,746	$298.66	$2,164,073

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The guiding principles of Genco's compensation policies and decisions include aligning each executive's compensation with Genco's business strategy and the interests of its shareholders and providing incentives needed to attract, motivate and retain key executives who are important to its long-term success. Consistent with this philosophy, a significant portion of the total incentive compensation for each of Genco's executives directly relates to Genco's financial results and to other performance factors that measure its progress against the goals of Genco's strategic and operating plans, as well as performance against Genco's peers.

Shareholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, which discusses how Genco's compensation design and practices reflect its compensation philosophy. Genco's Compensation Committee and its Board of Directors believe that Genco's compensation design and practices are effective in implementing its guiding principles.

Genco is required to submit a proposal to shareholders for a non-binding advisory vote to approve the compensation of its named executives pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a "say-on-pay" proposal, gives Genco's shareholders the opportunity to express their views on the compensation of its named executives. This vote is not intended to address any specific item of compensation, but rather the overall compensation of Genco's named executives and the principles, policies and practices described in this joint proxy statement/prospectus. Accordingly, the following resolution is submitted for shareholder vote at the Annual Meeting:

RESOLVED, that the shareholders of Genco Shipping & Trading Limited approve, on an advisory basis, the compensation of its named executives as disclosed in the Proxy Statement for the Genco Annual Meeting, including the Summary Compensation Table and the Compensation Discussion and Analysis set forth in such Proxy Statement and other related tables and disclosures."

As this is an advisory vote, the result will not be binding on Genco, its Board or its Compensation Committee, although the Compensation Committee will consider the outcome of the vote when evaluating Genco's compensation principles, design and practices. Proxies submitted without direction pursuant to this solicitation will be voted "FOR" the approval of the compensation of Genco's named executives, as disclosed in this proxy statement.

THE GENCO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE NON-BINDING RESOLUTION ON EXECUTIVE COMPENSATION (ITEM 2 ON THE ENCLOSED PROXY CARD).

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Our Audit Committee has selected the firm of Deloitte & Touche LLP as Genco’s independent auditors to audit the financial statements of Genco for the fiscal year ending December 31, 2018 and recommends that shareholders vote for ratification of this appointment. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.

The appointment of our independent auditor is not required by law, regulation or Genco’s governing documents to be submitted for ratification by our shareholders. However, our Audit Committee is submitting its selection of Deloitte & Touche LLP as the Company’s independent auditor for the fiscal year ending December 31, 2018 for ratification by our shareholders as a matter of good corporate practice.  If the shareholders fail to ratify the selection, our Audit Committee will reconsider its selection of auditors. Even if the selection is ratified, our Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such change would be in the best interests of Genco and its shareholders.

Fees to Independent Auditors for Fiscal 2017 and 2016

The following table presents fees for professional services rendered by Deloitte & Touche LLP for the audit of the Company’s annual financial statements for fiscal 2017 and fiscal 2016 and fees billed for audit-related services, tax services and all other services rendered by Deloitte & Touche LLP for fiscal 2017 and fiscal 2016.

Type of Fees	2017	2016
	($ in thousands)	($ in thousands)
Audit Fees	$450	$450
Audit-Related Fees	$30	$125
Tax Fees	$0	$0
All Other Fees	$0	$0
Total	$480	$575

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees that the Company paid to the auditor for the audit of the Company’s annual financial statements included in its Form 10-K and review of financial statements included in its Form 10-Qs and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.  “Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and include services associated with primary and secondary offerings of our common stock in the past two fiscal years and other matters related to our periodic public filings; “tax fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees for any services not included in the first three categories.

Pre-Approval Policy for Services Performed by Independent Auditor

The Audit Committee has responsibility for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the Audit Committee must pre-approve all permissible services to be performed by the independent auditor.

The Audit Committee has adopted an auditor pre-approval policy which sets forth the procedures and conditions pursuant to which pre-approval may be given for services performed by the independent auditor. Under the policy, the Committee must give prior approval for any amount or type of service within four categories:  audit, audit-related, tax services or, to the extent permitted by law, other services that the independent auditor provides. Prior to the annual engagement, the Audit Committee may grant general pre-approval for independent auditor services within these four categories at maximum pre-approved fee levels. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval and, in those instances, such service will require separate pre-approval by the Audit Committee if it is to be provided by the independent auditor. For any pre-approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence, whether the auditor is best positioned to provide the most cost effective and efficient service and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. The Audit Committee has delegated to its Chairman authority to approve a request for pre-approval provided that the same is submitted to the Audit Committee for ratification at its next scheduled meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION (ITEM 3 OF THE ENCLOSED PROXY CARD) OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS GENCO’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

REPORT OF THE AUDIT COMMITTEE

The role of the Audit Committee is to assist the Board of Directors in its oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Genco and the independence and performance of Genco’s auditors. The Board of Directors, in its business judgment, has determined that all members of the Committee are “independent,” as provided under the applicable listing standards of the NYSE. The Committee operates pursuant to a Charter.  As set forth in the Charter, the Committee’s job is one of oversight. Management is responsible for the preparation, presentation and integrity of Genco’s financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting principles and practices and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the annual financial statements, expressing an opinion based on their audit as to the statements’ conformity with generally accepted accounting principles, monitoring the effectiveness of Genco’s internal controls, reviewing the its quarterly financial statements prior to the filing of each quarterly report on Form 10-Q and discussing with the Committee any issues they believe should be raised with the Committee.

The Committee met with Genco’s independent auditors to review and discuss the overall scope and plans for the audit of Genco’s consolidated financial statements for the year ended December 31, 2017. The Committee has considered and discussed with management and the independent auditors (both alone and with management present) the audited financial statements and the overall quality of Genco’s financial reporting. Management represented to the Committee that Genco’s financial statements were prepared in accordance with generally accepted accounting principles, and the Committee reviewed and discussed the financial statements with management.

The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect.  Finally, the Committee has received written disclosures and the letter from the independent auditors required by the Public Company Accounting Oversight Board (United States) Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, as currently in effect.  The Committee has discussed with the auditors the auditors’ independence.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the field of auditing or accounting, including in respect of auditor independence. Members of the Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s activities do not provide an independent basis to determine that management has maintained appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of Genco’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Genco’s auditors are in fact “independent.”

Based upon the Committee’s receipt and review of the various materials and assurances described above and its discussions with management and independent auditors, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Charter, the Committee recommended to the Board that the audited financial statements be included in Genco’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission on February 28, 2018.

Submitted by the Audit Committee of the Board of Directors:

Kathleen C. Haines, Chair
James G. Dolphin
Basil G. Mavroleon

The Report of the Audit Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Genco filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Genco specifically incorporates the Report of the Audit Committee by reference therein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Genco’s voting common stock as of March 19, 2018 of:

•	each person, group or entity known to Genco to beneficially own more than 5% of Genco’s stock;
•	each of Genco’s directors andnominees for director;
•
Genco’s Interim Executive Chairman of the Board, Arthur L. Regan; its Chief Executive Officer and President, John C. Wobensmith; its Chief Financial Officer, Apostolos D. Zafolias; and its Chief Accounting Officer, Joseph Adamo; and

•	all of Genco’s directors and executive officers as a group.

As of March 19, 2018, a total of 34,532,004 shares of common stock were outstanding and entitled to vote at the Special Meeting. Each share of Genco common stock is entitled to one vote on matters on which Genco common shareholders are eligible to vote. The amounts and percentages of Genco common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of that security, or “investment power,” which includes the power to dispose of or to direct the disposition of that security. A person is also deemed to be a beneficial owner of any securities as to which that person has a right to acquire beneficial ownership presently or within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed to be the beneficial owner of securities as to which that person has no economic interest.

Any information reported below from sources pre-dating the 1-for-10 reverse stock split effected by the Company on July 7, 2016 has been adjusted to reflect such reverse stock split.

Shares of Common Stock Beneficially Owned
Name and Address of Beneficial Owner (1)	Number	Percentage
John C. Wobensmith	387,810 (2)(6)	*
Apostolos Zafolias	30,774 (3)(6)	*
Joseph Adamo	5,209 (4)	*
James G. Dolphin	— (5) (6)	—
Kathleen C. Haines	— (6) (7)
Daniel Y. Han	—	—
Kevin Mahony	—	—
Christoph Majeske	—	—
Basil G. Mavroleon	1,213 (6)(8)	*
Arthur L. Regan	— (6) (9)	—
Jason Scheir	—	—
Bao D. Truong	—	—
Investment funds affiliated with Centerbridge Partners, L.P.	10,486,622 (10)	30.4%
Investment funds managed by affiliates of Apollo Global Management, LLC	5,415,812 (11)	15.7%
Investment funds affiliated with Strategic Value Partners, LLC	10,165,428 (12)	29.4%
All current directors and executive officers as a group (11 persons)	425,006	*

*  Less than 1% of the outstanding shares of common stock.

(1)	Unless otherwise indicated, the business address of each beneficial owner identified is c/o Genco Shipping & Trading Limited, 299 Park Avenue, 12th Floor, New York, NY 10171.

(2)	Includes 20,408 restricted shares of our common stock granted on February 17, 2016, which vest, if at all, in equal installments commencing on the first three anniversaries of November 15, 2015; 44,333 shares of our common stock underlying vested options that were granted on March 23, 2017; warrants to purchase 2,653 shares of our common stock issued to holders of our pre-reorganization common stock; and warrants to purchase 173,801 shares of our common stock issued to Mr. Wobensmith under our 2014 Management Incentive Plan.  Does not include 20,088 shares which may be issuable in settlement of restricted stock units awarded on February 27, 2018, which generally vest in one-third increments on the first three anniversaries of the award date; 65,789 shares of our common stock underlying unvested options that were granted on February 27, 2018, which generally vest in one-third increments on the first three anniversaries of the award date; 194,932 shares which may be issuable in settlement of restricted stock units awarded on March 23, 2017, 97,466 of which generally vest on each of October 15, 2018 and October 15, 2019; or 88,667 shares of our common stock underlying unvested options that were granted on March 23, 2017, 44,333 of which generally vest on October 15, 2018 and 44,334 of which generally vest on October 15, 2019.

(3)
Includes warrants to purchase 190 shares issued to holders of our pre-reorganization common stock and warrants to purchase 14,631 shares of our common stock issued to Mr. Zafolias under our 2014 Management Incentive Plan.   Does not include 3,652 shares which may be issuable in settlement of restricted stock units awarded on February 27, 2018, which generally vest in one-third increments on the first three anniversaries of the award date or 11,962 shares of our common stock underlying unvested options that were granted on February 27, 2018, which generally vest in one-third increments on the first three anniversaries of the award date.

(4)
Includes warrants to purchase 285 shares issued to holders of our pre-reorganization common stock and warrants to purchase 4,440 shares of our common stock issued to Mr. Adamo under our 2014 Management Incentive Plan.

(5)
Does not include 404 shares of our common stock that may be issuable in settlement of restricted stock units that vested on July 17, 2015; 1,164 shares of our common stock that may be issuable in settlement of restricted stock units that vested on July 17, 2015; or 16,666 shares of our common stock that may be issuable in settlement of restricted stock units that vested on May 17, 2017.

(6)
Each restricted stock unit represents the right to receive one share of our common stock, or in the sole discretion of our Compensation Committee, the value of a share of common stock on the date that the restricted stock unit vests.

(7)
Does not include 8,399 shares of our common stock that may be issuable in settlement of restricted stock units that generally vest on the earlier of (i) the date of our 2018 Annual Meeting of Shareholders  and (ii) the date that is fourteen months after the date of the grant.  Each restricted stock unit represents the right to receive one share of our common stock, or in the sole discretion of our Compensation Committee, the value of a share of common stock on the date that the restricted stock unit vests.

(8)
Includes warrants to purchase 474 shares issued to holders of our pre-reorganization common stock and 17,830 shares which may be issuable in settlement of vested restricted stock units.  Does not include 1,164 shares of our common stock that may be issuable in settlement of restricted stock units that vested on July 17, 2015 or 16,666 shares of our common stock that may be issuable in settlement of restricted stock units that vested on May 17, 2017.

(9)
Does not include 16,666 shares of our common stock that may be issuable in settlement of restricted stock units that vested on May 17, 2017; 8,218 shares which may be issuable in settlement of restricted stock units awarded on February 27, 2018, which generally vest in one-third increments on the first three anniversaries of the award date; or 26,914 shares of our common stock underlying unvested options that were granted on February 27, 2018, which generally vest in one-third increments on the first three anniversaries of the award date.

(10)
Consists of 1,544,768 shares owned by Centerbridge Credit Partners, L.P., 2,660,346 shares owned by Centerbridge Credit Partners Master, L.P., 4,810,328 shares owned by Centerbridge Capital Partners II (Cayman), L.P., 35,214 shares owned by Centerbridge Capital Partners SBS II (Cayman), L.P., 242,235 shares owned by Centerbridge Special Credit Partners II, L.P. and 1,193,731 shares owned by Centerbridge Special Credit Partners II AIV IV (Cayman), L.P. Centerbridge Credit Partners General Partner, L.P. is the general partner of Centerbridge Credit Partners, L.P. Centerbridge Credit Partners Offshore General Partner, L.P. is the

general partner of Centerbridge Credit Partners Master, L.P. Centerbridge Credit Cayman GP Ltd. is the general partner of Centerbridge Credit Partners General Partner, L.P. and Centerbridge Credit Partners Offshore General Partner, L.P. Centerbridge Associates II (Cayman), L.P. is the general partner of Centerbridge Capital Partners II (Cayman), L.P.  CCP II Cayman GP Ltd. is the general partner of Centerbridge Associates II (Cayman) L.P. and Centerbridge Capital Partners SBS II (Cayman), L.P.  Centerbridge Special Credit Partners General Partner II (Cayman), L.P. is the general partner of Centerbridge Special Credit Partners II AIV IV (Cayman), L.P. Centerbridge Special Credit Partners General Partner II (Cayman), L.P. is the general partner of Centerbridge Special Credit Partners II, L.P. CSCP II Cayman GP Ltd. is the general partner of Centerbridge Special Credit Partners General Partner II (Cayman), L.P. and Centerbridge Special Credit Partners II, L.P. Mark T. Gallogly and Jeffrey H. Aronson are the directors of Centerbridge Credit Cayman GP Ltd., CCP II Cayman GP Ltd. and CSCP II Cayman GP Ltd.

The business address of each of the entities and persons identified in this note is 375 Park Avenue, New York, New York 10152. The reported information is based upon the amendment to Schedule 13D filed by Centerbridge Partners, L.P. with the SEC on February 8, 2018.

Mr. Truong is a Senior Managing Director of Centerbridge Partners L.P., and Mr. Mahony is an Associate of Centerbridge Partners L.P., which is affiliated with the shareholders identified in this note. Messrs. Truong and Mahony disclaim beneficial ownership of such shares of common stock of Genco.

(11)
Consists of 399,651 shares owned by Apollo Centre Street Partnership, L.P., 18,575 shares owned by Apollo Franklin Partnership, L.P., 2,297,347 shares owned by Apollo Credit Opportunity Trading Fund III, 298,155 shares owned by AEC (Lux) S.à r.l., 511,890 shares owned by AES (Lux) S.à r.l., 206,258 shares owned by ANS U.S. Holdings Ltd., 1,262,956 shares owned by Apollo Special Opportunities Managed Account, L.P. and 420,976 shares owned by Apollo Zeus Strategic Investments, L.P. Apollo Centre Street Management, LLC serves as the investment manager for Apollo Centre Street Partnership L.P., and Apollo Franklin Management, LLC serves as the investment manager for Apollo Franklin Partnership, L.P. Apollo Credit Opportunity Fund III LP and Apollo Credit Opportunity Fund (Offshore) III LP serve as the general partners of Apollo Credit Opportunity Trading Fund III. Apollo Credit Opportunity Management III LLC serves as the investment manager for each of Apollo Credit Opportunity Fund III LP and Apollo Credit Opportunity Fund (Offshore) III LP. Apollo European Credit Management, L.P. serves as the investment manager for AEC (Lux) S.à r.l. and Apollo European Credit Management GP, LLC serves as the general partner of Apollo European Credit Management, L.P. Apollo European Strategic Management, L.P. serves as the investment manager for AES (Lux) S.à r.l., and Apollo European Strategic Management GP LLC serves as the general partner for Apollo European Strategic Management, L.P. Apollo SK Strategic Investments, L.P. is the sole member-manager of ANS U.S. Holdings Ltd. Apollo SK Strategic Management, LLC serves as the investment manager for Apollo SK Strategic Investments, L.P. Apollo SOMA Advisors, L.P. serves as the general partner of Apollo Special Opportunities Managed Account, L.P., and Apollo SOMA Capital Management, LLC serves as the general partner of Apollo SOMA Advisors, L.P. APH Holdings (DC), L.P. serves as the sole member and manager of Apollo SOMA Capital Management, LLC, and Apollo Principal Holdings IV GP, Ltd. serves as the general partner of APH Holdings (DC), L.P. Apollo SVF Management, L.P. serves as the investment manager of Apollo Special Opportunities Managed Account, L.P., and Apollo SVF Management GP, LLC serves as the general partner of Apollo SVF Management, L.P. Apollo Zeus Strategic Management, LLC serves as the investment manager for Apollo Zeus Strategic Investments, L.P. Apollo Capital Management, L.P. is the sole member and manager of Apollo Centre Street Management, LLC, Apollo Franklin Management, LLC, Apollo Credit Opportunity Management III LLC, Apollo European Credit Management GP, LLC, Apollo European Strategic Management GP, LLC, Apollo SK Strategic Management, LLC, Apollo SVF Management GP, LLC and Apollo Zeus Strategic Management, LLC. Apollo Capital Management GP, LLC is the general partner of Apollo Capital Management, L.P. Apollo Management Holdings, L.P. serves as the sole member and manager of Apollo Capital Management GP, LLC, and Apollo Management Holdings GP, LLC serves as the general partner of Apollo Management Holdings, L.P.

The address of each of Apollo Centre Street Partnership, L.P., Apollo Centre Street Management, LLC, Apollo Franklin Partnership, L.P., Apollo Credit Opportunity Trading Fund III, Apollo Credit Opportunity Fund III LP, Apollo Credit Opportunity Fund (Offshore) III LP, Apollo SK Strategic Investments, L.P., Apollo Special Opportunities Managed Account, L.P., Apollo SOMA Advisors, L.P., Apollo SOMA Capital

Management, LLC, Apollo Principal Holdings II, L.P., Apollo Principal Holdings II GP, LLC, AEC (Lux) S.à r.l., AES (Lux) S.à r.l., ANS U.S. Holdings Ltd., Apollo Zeus Strategic Investments, L.P., Apollo Franklin Management, LLC, Apollo Credit Opportunity Management III LLC, Apollo European Credit Management L.P., Apollo European Credit Management, LLC, Apollo European Strategic Management, L.P., Apollo European Strategic Management LLC, Apollo SK Strategic Management, LLC, Apollo SVF Management, L.P., Apollo SVF Management GP, LLC, Apollo Zeus Strategic Management, LLC, Apollo Capital Management, L.P., Apollo Capital Management GP, LLC, Apollo Management Holdings, L.P. and Apollo Management Holdings GP, LLC is 9 W. 57th Street, 37th Floor, New York, NY 10019. The reported information is based upon the amendment to Schedule 13D filed by Apollo Management Holdings GP, LLC with the SEC on January 6, 2017.

Mr. Regan is an Operating Partner at Apollo Investment Consulting LLC, and Mr. Scheir is a Managing Director at Apollo Global Management, LLC, each of which is affiliated with the shareholders identified in this note. Messrs. Regan and Scheir disclaim beneficial ownership of such shares of common stock of Genco.

(12)
Consists of (i) 3,214,974 shares beneficially owned by Strategic Value Partners, LLC as the investment manager of Strategic Value Master Fund, Ltd. and (ii) 2,846,493 shares beneficially owned by SVP Special Situations III LLC as the investment manager of Strategic Value Special Situations Master Fund III, L.P., 809,032 shares beneficially owned by SVP Special Situations III-A LLC as the investment manager of Strategic Value Opportunities Fund, L.P. and 3,294,929 shares beneficially owned by SVP Special Situations II LLC as the investment manager of Strategic Value Special Situations Master Fund II, L.P. which may also be deemed to be beneficially owned by Strategic Value Partners, LLC as the managing member of each such investment manager entity.  Victor Khosla is the sole member of Midwood Holdings, LLC, which is the managing member of Strategic Value Partners, LLC and is also the indirect majority owner and control person of Strategic Value Partners, LLC, SVP Special Situations III LLC, SVP Special Situations III-A LLC and SVP Special Situations II LLC.

The address of each reporting person is c/o Strategic Value Partners, LLC, 100 West Putnam Avenue, Greenwich, CT 96830.  The reported information is based upon the amendment to Schedule 13D filed by Strategic Value Partners, LLC with the SEC on January 6, 2017.

Mr. Han is a Managing Director at Strategic Value Partners, LLC and Mr. Majeske is a Director at Strategic Value Partners, LLC, which is affiliated with the shareholders identified in this note. Messrs. Han and Majeske disclaim beneficial ownership of such shares of common stock of Genco.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Related Persons

In April 2007, Genco’s Board adopted a policy and procedures for review, approval and monitoring of transactions involving Genco and “related persons” (generally, directors and executive officers, director nominees, shareholders owning five percent or greater of any class of Genco’s voting securities, immediate family members of the foregoing).  The policy covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest) and will be applied to any such transactions proposed after its adoption.

Related person transactions must be approved by the Board or by a committee of the Board consisting solely of independent directors, who will approve the transaction only if they determine that it is in the best interests of Genco.  In considering the transaction, the Board or committee will consider all relevant factors, including as applicable (i) the related person’s interest in the transaction; (ii) the approximate dollar value of the amount involved in the transaction; (iii) the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss; (iv) Genco’s business rationale for entering into the transaction; (v) the alternatives to entering into a related person transaction; (vi) whether the transaction is on terms no less favorable to Genco than terms that could have been reached with an unrelated third party; (vii) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; (viii) the overall fairness of the transaction to Genco; and (ix) any other information regarding the transaction or the related person in the context of the merger that would be material to investors in light of the circumstances of the particular transaction.  If a director is involved in the transaction, he or she will not cast a vote regarding the transaction.

SHAREHOLDER PROPOSALS

Shareholder proposals to be presented at the 2019 Annual Meeting of Shareholders must be received by Genco at its offices in New York, New York, addressed to the Secretary, not later than December 24, 2018, if the proposal is submitted for inclusion in Genco’s proxy materials for that meeting pursuant to Rule 14a-8 under the Exchange Act, or not earlier than December 16, 2018 and not later than January 15, 2019 if the proposal is submitted pursuant to Genco’s By-Laws.  Such proposals must comply with Genco’s By-Laws and the requirements of Regulation 14A of the Exchange Act.

In addition, Rule 14a-4 of the Exchange Act governs Genco’s use of its discretionary proxy voting authority with respect to a shareholder proposal that is not addressed in the proxy statement. With respect to Genco’s 2019 Annual Meeting of Shareholders, if Genco is not provided notice of a shareholder proposal on or after December 16, 2018, but not later than January 15, 2019, Genco will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Exchange Act and the rules thereunder, Genco’s executive officers and directors and persons who own more than 10% of a registered class of Genco’s equity securities, or 10% holders, are required to file with the Securities and Exchange Commission reports of their ownership of, and transactions in, Genco’s common stock. Based solely on a review of copies of such reports furnished to Genco, and written representations that no reports were required, Genco believes that during the fiscal year ended December 31, 2017 its executive officers, directors, and 10% holders complied with the Section 16(a) requirements.

ANNUAL REPORT ON FORM 10-K

Genco will provide without charge a copy of its Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2018 (without the exhibits attached thereto) to any person who was a holder of Genco common stock on the Record Date. Requests for the Annual Report on Form 10-K should be made in writing, should state that the requesting person held Genco common stock on the Record Date and should be submitted to John C. Wobensmith, President and Secretary of Genco, at 299 Park Avenue, 12th Floor, New York, New York 10171.

CHARITABLE CONTRIBUTIONS

During fiscal years 2015, 2016, and 2017, the Company did not make any contributions, to any charitable organization in which an independent director served as an executive officer, which exceeded the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues.

OTHER MATTERS

At the date of this proxy statement, management was not aware that any matters not referred to in this proxy statement would be presented for action at the Annual Meeting. If any other matters should come before the Annual Meeting, the persons named in the accompanying proxy will have discretionary authority to vote all proxies in accordance with their best judgment, unless otherwise restricted by law.

BY ORDER OF THE BOARD OF DIRECTORS

John C. Wobensmith
Chief Executive Officer and President

Dated:  April 23, 2018

Appendix A

Genco Shipping & Trading Limited

Audit Committee Charter
(As amended as of April 20, 2018)

This Audit Committee Charter (“Charter”) has been adopted by the Board of Directors (the “Board”) of Genco Shipping & Trading Limited (the “Company”).

Purpose

The Audit Committee (the “Committee”) assists the Board in its oversight of (1) the quality and integrity of the Company’s financial statements and its accounting and financial reporting practices, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence and (4) the performance of the Company’s internal audit function and independent auditors.  It may also have such other duties as may from time to time be assigned to it by the Board and are required by the rules and regulations of the Securities and Exchange Commission and The New York Stock Exchange (the “NYSE”).

The Committee shall maintain free and open communication (including periodic private executive sessions) with the independent auditors and Company management.  In discharging its oversight role, the Committee shall have full access to all Company books, records, facilities, personnel and outside professionals.  The Committee shall have the authority and shall receive necessary funding from the Company to retain special legal, accounting or other consultants or advisors employed by the Committee and shall obtain such advice and assistance from such special legal, accounting or other consultants or advisors as the Committee deems necessary.  The Committee shall have sole authority to approve related fees and retention terms.  Each member of the Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company from which it receives information, (ii) the accuracy of the financial and other information provided by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board), and (iii) representations made by management and the independent auditors as to all audit and non-audit services provided by the independent auditors to the Company.

Membership and Structure

The Committee shall be comprised of at least three directors determined by the Board to meet the director and audit committee member independence requirements, subject to any applicable exemptions and phase-in provisions, and the financial literacy requirements of the NYSE.  At least one member of the Committee shall have accounting or related financial management expertise, as determined by the Board.  Appointment to the Committee, including the designation of the Chair of the Committee and the designation of any Committee members as “audit committee financial experts”, shall be made on an annual basis by the full Board.  The Chair shall be responsible for leadership of the Committee, including scheduling and presiding over meetings, preparing agendas, making regular reports to the Board, and maintaining regular liaison with the principal executive officer, chief financial officer and the lead independent audit partner.

Meetings of the Committee shall be held at such times and places as the Committee shall determine, including by written consent.  The Committee shall also periodically meet with the Company’s management, internal auditors (or other personnel responsible for the internal audit function) and independent auditors separately from the Board.

Responsibilities

The Committee’s role is one of oversight.  The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements.  Management  is responsible for maintaining appropriate accounting and financial reporting principles and practices and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  The independent auditors are responsible for auditing the annual financial statements to be included in the Company’s Annual Report on Form 10-K and reviewing the Company’s quarterly financial statements prior to the filing of any quarterly report on Form 10-Q, and other procedures.

The Committee and the Board recognize that management and the independent auditors have more resources and time and more detailed knowledge and information regarding the Company’s accounting and financial reporting practices than do Committee members; accordingly the Committee’s oversight role does not provide any expert or special assurance as to the Company’s financial statements or any certification as to the work of the independent auditors.  Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors, or to assure compliance with laws and regulations.

Although the Board and the Committee may wish to consider other duties from time to time, the general recurring activities of the Committee in carrying out its oversight role are described below.  The Committee shall be responsible for:

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The appointment, replacement, compensation, evaluation and oversight of the work of the independent auditors to be retained to audit the annual financial statements of the Company and review the quarterly financial statements of the Company.

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Annually obtaining and reviewing the independent auditor’s formal written statement describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

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Annually obtaining from the independent auditors a formal written statement describing all relationships between the auditors and the Company and their independence as required by the Public Company Accounting Oversight Board (United States) Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence.  The Committee shall actively engage in a dialogue with the independent auditors with respect to any disclosed relationships that may impact the objectivity and independence of the auditors, and shall consider whether the independent auditors’ provision of non-audit services to the Company, if any, is compatible with the auditors’ independence.

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Reading the annual audited financial statements and quarterly financial statements and discussing them with management and the independent auditors.  These discussions shall include consideration of the quality of the Company’s accounting principles as applied in its financial reporting and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Such discussions will include particularly sensitive accounting estimates, reserves and accruals, judgmental areas, audit adjustments and risk exposures that may have a material impact on the Company’s financial statements and the steps management has taken to monitor and control such exposures, and other such inquiries as the Committee, management or the independent auditors shall deem appropriate.  Based on this process, the Committee shall make its recommendation to the Board as to the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K (or the Annual Report to Shareholders, if distributed prior to the filing of the Form 10-K).  In connection with such reviews the Committee should ensure that the Independent Auditors have fulfilled their responsibilities under AICPA SAS 61 “Communication with Audit Committees.”

•	Preparing annually a report to be included in the Company’s proxy statement as required by the rules of the Securities and Exchange Commission, and submitting such report to the Board for approval.

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Overseeing the relationship with the independent auditors, including discussing with the auditors the planning and staffing of the audit and the nature and rigor of the audit process, receiving and reading audit reports, discussing with the auditors any problems or difficulties the auditors may have encountered in carrying out their responsibilities and any management letters provided by the auditors and the Company’s response to such letters, and providing the auditors full access to the Committee and the Board to report on all appropriate matters.

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Providing oversight of the Company’s accounting and financial reporting principles, policies, controls, procedures and practices, and reviewing significant changes to the foregoing as suggested by the independent auditors or management.

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Establishing procedures for the receipt, retention and treatment of complaints from the Company’s employees on accounting, internal controls or auditing matters, as well as for confidential, anonymous submissions by the Company’s employees of concerns regarding questionable accounting or reporting matters.

•	Establishing clear hiring policies for employees or former employees of the external auditors.

•	Annually obtaining from the independent auditors a formal written statement of the fees billed for audit and non-audit services rendered by the independent auditors for the most recent fiscal year.

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At the Committee’s discretion, discussing with management and independent auditors earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

•	Discussing with management policies with respect to risk assessment and risk management.

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Discussing with management and/or the Company’s general counsel any legal matters (including the status of pending litigation) that may have a material impact on the Company’s financial statements or which might require disclosure therein, and any material reports or inquiries from regulatory or governmental agencies.

•	Reviewing and reassessing the adequacy of the Company’s hedge policy from time to time as set forth therein.

•	Regularly reporting its activities to the full Board and making such recommendations with respect to the above and any other matters as the Committee may deem necessary or appropriate.

Committee Performance

The Committee shall have the following duties and responsibilities with respect to the Committee’s performance:

1.	The Committee shall, on an annual basis, evaluate its own performance under this charter and in accordance with the NYSE listing rules and all other applicable law.

2.	The Committee shall review, at least annually, the adequacy of this charter and recommend to the Board for approval any proposed changes to this charter.

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Appendix B

Genco Shipping & Trading Limited

Compensation Committee Charter
(As amended as of June 27, 2013)

This Compensation Committee Charter (“Charter”) has been adopted by the Board of Directors (the “Board”) of Genco Shipping & Trading Limited (the “Corporation”).

Purpose

The purpose of the Compensation Committee (the “Committee”) is to (1) perform the functions described below under “Committee Duties and Responsibilities” in order to discharge the Board’s responsibilities relating to compensation of the Corporation’s executives and (2) to produce an annual report on executive compensation for inclusion in the Corporation’s proxy statement, in accordance with applicable rules and regulations.

Committee Membership

The Committee shall be comprised of at least two directors who qualify as independent directors under the listing requirements of the New York Stock Exchange (“NYSE”). Committee members shall be appointed and removed by the majority vote of the Board, on the recommendation of the Nominating and Governance Committee.  Members shall serve on the Committee for (1) the duration of their current term on the Board, (2) until their resignation from the Board or the Committee or (3) until successors shall be duly elected and qualified.  No Committee member may be removed except by majority vote of the Board. Unless a chairperson of the Committee (the “Chairperson”) is elected by the Board, the members of the Committee may designate a Chairperson by majority vote of the full Committee membership.

Committee Procedures

The Committee shall meet at least once a year and at such additional times as may be necessary to carry out its duties and responsibilities as set forth herein.  The Committee shall report its actions to the Board and keep written minutes of its meetings which shall be recorded and filed with the books and records of the Corporation.  The Committee shall have sole authority to retain and terminate (or obtain the advice of) any adviser to assist it in the performance of its duties, but only after taking into consideration all factors relevant to the adviser’s independence from management to the extent required pursuant to Section 303A.05(c) of the NYSE Listed Company Manual. The Committee shall be directly responsible for the appointment, compensation and oversight of the work of any adviser retained by the Committee, and shall have sole authority to approve the adviser’s fees and the other terms and conditions of the adviser’s retention. The Corporation must provide for appropriate funding, as determined by the Committee, for payment of reasonable compensation to any adviser retained by the Committee.

Committee Duties and Responsibilities

The Committee shall report regularly to the Board summarizing any significant issues considered by the Committee and any action it has taken.

The principal duties and responsibilities of the Committee are as follows:

1.
Review and approve corporate goals and objectives relevant to the compensation of the principal executive officer and other designated executive officers of the Corporation (the “Officers”) and after the evaluation of the Officers’ performance in light of those goals and objectives, set the compensation of each such Officer.

2.
Review, and make periodic recommendations to the Board with respect to, the general compensation, benefits and perquisites policies and practices of the Corporation including, without limitation, the Corporation’s incentive-compensation plans and equity-based compensation plans.

3.
Oversee the Corporation’s compliance with the rules of the NYSE with respect to the requirement for shareholder approval of equity compensation plans.  In circumstances in which equity-based compensation plans are not subject to shareholder approval, such plans shall be subject to Committee approval.

4.
Produce an annual report on executive compensation for inclusion in the Corporation’s proxy statement, and otherwise report to the shareholders of the Corporation in accordance with the rules and regulations of the U.S. Securities and Exchange Commission.

5.	Review on an annual basis director compensation and benefits.

6.	Perform such other duties as the Board may assign to the Committee with respect to the Corporation’s compensation policies.

Committee Performance

The Committee shall have the following duties and responsibilities with respect to the Committee’s performance:

1.	The Committee shall, on an annual basis, evaluate its own performance under this charter and in accordance with the NYSE listing rules and all other applicable law.

2.	The Committee shall review, at least annually, the adequacy of this charter and recommend to the Board for approval any proposed changes to this charter.

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Appendix C

Genco Shipping & Trading Limited

Nominating and Corporate Governance Committee Charter
(As amended as of April 21, 2017)

This Nominating and Corporate Governance Committee Charter (“Charter”) has been adopted by the Board of Directors (the “Board”) of Genco Shipping & Trading Limited (the “Corporation”).

Purpose

The purpose of the Nominating and Corporate Governance Committee (the “Committee”) is to assist the Board in (1) identifying qualified individuals to become Board members, (2) monitoring a process to assess Board effectiveness, (3) determining the composition of the Board and its committees, and (4) developing, recommending to the Board and implementing the Corporation’s corporate governance guidelines.

Committee Membership

The Committee shall be comprised of at least two Directors who qualify as independent directors under the listing requirements of the New York Stock Exchange (“NYSE”). Committee members shall be appointed and removed by the majority vote of the Board.  Members shall serve on the Committee for (1) the duration of their current term on the Board, (2) until their resignation from the Board or the Committee or (3) until successors shall be duly elected and qualified.  No Committee member may be removed except by majority vote of the Board. Unless a chairperson of the Committee (the “Chairperson”) is elected by the Board, the members of the Committee may designate a Chairperson by majority vote of the full Committee membership.

Committee Procedures

The Committee shall meet at least once a year and at such additional times as may be necessary to carry out its duties and responsibilities as set forth herein.  The Committee shall report its actions to the Board and keep written minutes of its meetings which shall be recorded and filed with the books and records of the Corporation.  In discharging its role, the Committee shall have full access to all Corporate books, records, facilities, personnel and outside professionals.  The Committee may retain special legal, accounting or other consultants as advisors as it deems necessary for fulfillment of its responsibilities, and shall have sole authority to approve the fees and other retention terms of such consultants and advisors.  The Committee shall have the sole authority to retain and terminate any search firm used to identify director candidates and shall have sole authority to approve the search firm’s fees and other retention terms.

Committee Duties and Responsibilities

The Committee shall have the following duties and responsibilities:

1.
Lead the search for individuals qualified to become members of the Board and to select director nominees to be presented for shareholder approval at the annual meeting.  The Committee shall select individuals as director nominees who shall have the highest personal and professional integrity, who shall have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees of the Board, in collectively serving the long-term interests of the shareholders;

2.
Review the Board’s committee structure and to recommend to the Board for its approval directors to serve as members of each committee.  The Committee shall review and recommend committee slates annually and shall recommend additional committee members to fill vacancies as needed;

3.
Develop and recommend to the Board for its approval a set of corporate governance guidelines. The Committee shall review the guidelines on an annual basis, or more frequently, if appropriate, and recommend changes as necessary;

4.	Oversee the evaluation of the Board and management;

5.	Review, at least annually, with the Corporation’s principal executive officer, the succession plans relating to the position of principal executive officer; and

6.	Perform such other duties as the Board may assign to the Committee with respect to the Corporation’s nominating and governance policies.

Committee Performance

The Committee shall have the following duties and responsibilities with respect to the Committee’s performance:

1.
The Committee shall report its actions and recommendations to the Board from time to time and shall, on an annual basis, evaluate its own performance under this charter and in accordance with the NYSE listing rules and all other applicable law.

2.	The Committee shall review, at least annually, the adequacy of this charter and recommend to the Board for approval any proposed changes to this charter.

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GENCO SHIPPING & TRADING LIMITED 299 PARK AVENUE 12TH FLOOR NEW YORK, NY 10171 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Genco Shipping & Trading Limited in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.  TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E44129-P06552 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY  GENCO SHIPPING & TRADING LIMITED For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR Items 1, 2 and 3. Vote on Directors 1.Election of Directors Nominees: 01) James G. Dolphin 02)   Kathleen C. Haines 03) Daniel Y. Han 04) Kevin Mahony 05) Christoph Majeske 06) Basil G. Mavroleon 07) Arthur L. Regan 08) Jason Scheir 09) Bao D. Truong Vote on Proposals For  Against  Abstain 2. To approve a non-binding, advisory resolution regarding executive compensation of Genco’s named executive officers. 3. Ratification of the appointment of Deloitte & Touche LLP as the independent auditors of Genco for the fiscal year ending December 31, 2018. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For address changes/comments, mark here (see reverse for instructions). Please indicate if you plan to attend this meeting. Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Company's Notice and Proxy Statement for the 2018 Annual Meeting of Shareholders and its 2017 Annual Report to Shareholders are available at www.proxyvote.com. E44130-P06552  GENCO SHIPPING & TRADING LIMITED THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF SHAREHOLDERS May 15, 2018 E44130-P06552 The shareholder(s) hereby appoint(s) John C. Wobensmith and Apostolos Zafolias, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Genco Shipping & Trading Limited that the shareholder(s) is/are entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders to be held at 10:00 a.m. Eastern Time on May 15, 2018, at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY, 10171 and any adjournment or postponement thereof, with all the powers the shareholders would possess if present at the meeting. THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER(S). IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSALS 2 AND 3 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Address Changes/Comments:  (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side